EXHIBIT 10.5

SERVICING AGREEMENT

between

ALTISOURCE RESIDENTIAL, L.P.
Owner

and

OCWEN MORTGAGE SERVICING, INC.
Servicer

FIXED RATE AND ADJUSTABLE RATE
MORTGAGE LOANS AND REO PROPERTIES

Dated as of December 21, 2012

i

EXHIBITS

EXHIBIT A	MORTGAGE LOAN SCHEDULE
EXHIBIT B	CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT C	ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT D	CONTENTS OF EACH MORTGAGE SERVICING FILE
EXHIBIT E	FORM OF MONTHLY REPORT
EXHIBIT F	FORM OF POWER OF ATTORNEY
EXHIBIT G	LIST OF TAX SERVICER CONTRACT PROVIDERS
EXHIBIT H	SERVICING TRANSFER PROCEDURES
EXHIBIT I	FORM OF ANNUAL SARBANES CERTIFICATION
EXHIBIT J	DATA TAPE FIELDS
EXHIBIT K	SERVICING CRITERIA

THIS SERVICING AGREEMENT, dated as of the 21st day of December, 2012, between Altisource Residential, L.P., a Delaware limited partnership (the “Owner”), having an office at c/o Altisource Asset Management Corporation, 402 Strand St., Frederiksted, VI  00840-3531, and OCWEN MORTGAGE SERVICING, INC., a United States Virgin Islands corporation (the “Servicer”), having an office at 402 Strand Street, Frederiksted, VI 00840-3531.

W I T N E S S E T H:

WHEREAS, the Owner from time to time intends to acquire nonperforming Mortgage Loans pursuant to the terms of certain mortgage loan purchase agreements between the Owner and certain third party sellers on a servicing-released basis; and

WHEREAS, the Servicer and the Owner have agreed that the Servicer shall service certain of such Mortgage Loans and REO Properties on behalf of the Owner commencing on the related Servicing Transfer Date (as defined herein) and terminating on the related Transfer Date (as defined herein), and the parties hereto desire to provide the mechanics of such servicing by the Servicer.

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.         Definitions.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings specified in this Article:

“Acceptable Servicing Practices”:  With respect to any Mortgage Loan or REO Property, those servicing, collection, resolution or disposition practices in accordance with Applicable Regulations and terms of the Mortgage and Mortgage Note that are undertaken to maximize the net present value to the Owner of the Owner’s investment in any Mortgage Loan or REO Property by prudent mortgage lending institutions which service mortgage loans, defaulted mortgage loans and REO properties of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property or REO Property is located, and in all cases without regard to:

1.     any relationship that the Servicer, any sub-servicer or any affiliate of the Servicer or any other sub-servicer may have with the related Mortgagor; or

2.     the ownership, or servicing or management for others, by the Servicer or any sub-servicer, of any other mortgage loans or property; provided, however, that such services are performed in compliance with the terms of this Agreement.

“Adjustable Rate Mortgage Loan”:  A Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date”:  With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Adjustable Rate Mortgage Loan will be adjusted in accordance with the terms of the related Mortgage Note.

“Agreement”:   This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

“Ancillary Income”:  Income from the Mortgage Loans which the Servicer is legally entitled to collect (exclusive of the Servicing Fee), including, without limitation, late charges, prepayment penalties, reconveyance fees, insufficient fund fees, assumption fees, modification fees, HAMP servicer incentive fees (or similar servicer incentive fees under other government programs). fees associated with any repayment plan or forbearance agreement, Fannie Mae and Freddie Mac loss mitigation fees, fees associated with any payoff, interest on escrow accounts (but only to the extent that applicable laws or regulations or the Mortgage Loan Documents do not require that such interest be paid to the applicable Mortgagor under a Mortgage Loan), interest on the Custodial Account, and all other incidental fees with respect to the Mortgage Loans.

“Annual Statement of Compliance”:  Shall have the meaning set forth in Section 6.06.

“Annual Independent Certified Public Accountants’ Servicing Report”:  Shall have the meaning set forth in Section 6.05.

“Applicable Regulations”:  As to any Mortgage Loan, all federal, state and local laws, statutes, rules and regulations applicable thereto.

“Appraised Value”:  With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a Refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such Refinanced Mortgage Loan.

“Assignment of Mortgage”:  An individual assignment of the Mortgage, notice of transfer or equivalent instrument to give record notice of the sale of the Mortgage to the Owner, if required.

“Boarding Fee”:  For each Mortgage Loan, an amount equal set forth in the Fee Letter.

“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of Florida, the State of New York, or the state in which the servicing operations of the Servicer are located are authorized or obligated by law or executive order to be closed.

“Certifying Party”:  Shall have the meaning set forth in Section 6.06.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Commission”:  The United States Securities and Exchange Commission.

“Condemnation Proceeds”:  All awards or settlements in respect of a taking of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation.

“Current Loan”:  A Mortgage Loan that is less than thirty (30) days past due as of the related Servicing Transfer Date.

“Custodial Account”:  The separate account or accounts created and maintained pursuant to Section 4.04.

“Custodial Agreement”:  With respect to any Mortgage Loan, the agreement governing the retention of the originals of the related Mortgage Note, Mortgage, Assignment of Mortgage and each other Mortgage Loan Document.

“Custodian”:   With respect to any Custodial Agreement, the custodian thereunder or its successor in interest or permitted assign, or any successor to the Custodian under the Custodial Agreement, as therein provided.

“Cut-off Date”:  With respect to each Mortgage Loan, the first day of the month in which the Servicing Transfer Date occurs or such other date as the parties mutually agree as set forth on the related Mortgage Loan Schedule.

“Deboarding Fee”:  The Deboarding Fee shall be an amount equal to per Mortgage Loan or REO Property shall be an amount set forth in the Fee Letter.

“Delinquent Loan”:  A Mortgage Loan that is thirty (30) days or more delinquent as of the related Servicing Transfer Date.

“Depositor”:   With respect to any Securitization Transaction, the Person identified in writing to the Servicer by the Owner as depositor for such Securitization Transaction.

“Determination Date”:  The last day of each calendar month preceding a Remittance Date.

“Due Date”:  The day of the month on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Eligible Account”:  Either (a) a segregated account or accounts maintained with an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized short term debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured obligations of such holding company) institution shall be rated “A-1” or higher by Standard & Poor’s Ratings Group and “P-1” or higher by Moody’s Investors Service, Inc., or (b) a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution, having capital and surplus of not less than $100,000,000, acting in its fiduciary capacity.  Eligible Accounts may bear interest.

“Environmental Problem Property”:  A Mortgaged Property or REO Property that is in violation of any environmental law, rule or regulation.

“Environmental Liability”:  Any and all claims, losses, damages liabilities, judgments, penalties, fines, forfeitures, reasonable legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses, suffered or incurred by the Servicer arising out of or resulting from the introduction of such materials on any Mortgaged Property or REO Property before and/or after the date hereof, including, without limitation, (i) any liability under or on account of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as the same may be amended from time to time, and/or any other federal or state environmental laws, and specifically including, without limitation, any liability relating to asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition, including the assertion of any lien thereunder, (ii) claims brought by third parties for loss or damage incurred or sustained subsequent to the date hereof, and (iii) liability with respect to any other matter affecting a Mortgaged Property or REO Property within the jurisdiction of the federal Environmental Protection Agency or state environmental regulatory agencies pursuant to any state laws, and in the regulations adopted pursuant to any of said laws.

“Escrow Account”:  The separate trust account or accounts created and maintained pursuant to Section 4.06.

“Escrow Payments”:  The amounts constituting ground rents, taxes, assessments, water charges, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by a Mortgagor with a Mortgagee pursuant to the terms of any Mortgage Loan.

“Event of Default”:  Any one of the conditions or circumstances enumerated in Section 8.01.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended.

“Fannie Mae”:  Fannie Mae, or any successor organization.

“FDIC”:   The Federal Deposit Insurance Corporation or any successor organization.

“Fee Letter”:  The fee letter between the Servicer and the Owner as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Fidelity Bond”:  A fidelity bond to be maintained by the Servicer pursuant to Section 4.13.

“First Mortgage Loan”:  A Mortgage Loan that is secured by a first lien on the Mortgaged Property.

“Fixed Rate Mortgage Loan”:  A Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

“Freddie Mac”:  Freddie Mac, or any successor organization.

“HAMP”:  The Home Affordability Modification Program implemented by the U.S. Department of Treasury.

“HUD”:   The United States Department of Housing and Urban Development, or any successor thereto.

“Initial Term”: As defined in Section 9.01.

“Investment Account”: As defined in Section 4.16.

“Lender Paid Mortgage Insurance Policy” or “LPMI Policy”:  A policy of mortgage guaranty insurance issued by a Mortgage Insurer in which the Owner or the Servicer of the Mortgage Loan is responsible for the premiums associated with such mortgage insurance policy.

“LPMI Policy Proceeds”:  Proceeds of any Lender Paid Mortgage Insurance Policy.

“Liquidation Proceeds”:  Amounts, other than Primary Insurance Proceeds, LPMI Policy Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale, sale of the Mortgaged Property or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.14.

“Loan-to-Value Ratio”:  With respect to any First Mortgage Loan, the original principal balance of such Mortgage Loan divided by the Appraised Value of the related Mortgaged Property.

“Master Servicer”:  With respect to any Securitization Transaction, the “master servicer,” if any, specified by the Owner and identified in the related transaction documents.

“MERS”:  Mortgage Electronic Registration System, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Designated Mortgage Loan”:  A Mortgage Loan for which (a) the Servicer has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Owner, in accordance with MERS Procedure Manual and (b) the Servicer has designated or will designate the Owner as the Investor on the MERS System.

“MERS Procedures Manual”:  The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

“MERS System”:  MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Monthly Payment”:  The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note as modified pursuant to any forbearance plan or bankruptcy plan agreement.

“Monthly Report”:  A monthly report substantially in the form of Exhibit E hereto.

“Mortgage”:   The mortgage, deed of trust or other instrument creating a first or second lien on Mortgaged Property securing the Mortgage Note.

“Mortgage Impairment Insurance Policy”:  A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

“Mortgage Insurer”:  Any issuer of private mortgage insurance.

“Mortgage Interest Rate”:  With respect to each Fixed Rate Mortgage Loan, the fixed annual rate of interest provided for in the related Mortgage Note and, with respect to each Adjustable Rate Mortgage Loan, the annual rate that interest accrues on such Adjustable Rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate, as of the Cut-off Date, shall be the rate set forth in the related Mortgage Loan Schedule as the Mortgage Interest Rate.

“Mortgage Loan”:  An individual mortgage loan subject to the terms of this Agreement and identified on the Mortgage Loan Schedule attached hereto as of the date hereof and all additional mortgage loans subjected to this Agreement pursuant to Section 2.01, but excluding any individual mortgage loans withdrawn from the loans being serviced hereunder pursuant to the terms of this Agreement.

“Mortgage Loan Documents”:  With respect to each Mortgage Loan, the documents delivered to the related Custodian pursuant to the related Custodial Agreement.

“Mortgage Loan Schedule”:  The list of Mortgage Loans subject to this Agreement and identified on the schedule attached hereto as Exhibit A as of the date of this Agreement, as amended or supplemented from time to time to reflect the delivery of additional Mortgage Loans hereunder pursuant to Section 2.01 or the withdrawal of Mortgage Loans pursuant to the terms of this Agreement.  Such Mortgage Loan Schedule shall, among other things, identify whether any Mortgage Loan is covered under a PMI or LPMI Policy.

“Mortgage Note”:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property”:  A fee simple interest in, or a leasehold estate with respect to, real properties located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgage Servicing File”:  The documents pertaining to each Mortgage Loan referred to on Exhibit D attached hereto, to the extent available, which are delivered to the Servicer in connection with the servicing of the Mortgage Loans, as well as any documents and information accumulated by Servicer in its role as servicer.

“Mortgagee”:  The mortgagee or beneficiary named in the related Mortgage and the successors and assigns of such mortgagee or beneficiary.

“Mortgagor”:  The obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.

“Net Investment Earnings”:  With respect to any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 4.16.  Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.

“Net Investment Loss”:  With respect to any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds held in such account in accordance with Section 4.16, exceeds the aggregate of all interest and other income realized during such period on such funds.  Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.

“Nonrecoverable Servicing Advance”:  Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the reasonable business judgment of the Servicer, will not, or, in the case of a proposed Servicing Advance, would not be, ultimately recoverable from related late payments, Other Insurance Proceeds, Primary Insurance Proceeds, LPMI Policy Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Officers’ Certificate”:  A certificate signed by the Chief Executive Officer, Chief Operating Officer, Vice President or an Assistant Vice President of the Servicer and delivered to the Owner as required by this Agreement.  On or prior to the date hereof, the Servicer shall deliver to the Owner an incumbency certificate with respect to all such authorized signatories.

“Other Insurance Proceeds”:  Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan, other than the Primary Insurance Proceeds or LPMI Policy Proceeds, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account.

“Owner”:  Altisource Residential, L.P., a Delaware limited partnership, and its successors in interest, and any Person who assumes the obligations of the Owner hereunder with respect to one or more Mortgage Loans.

“Party”:  Each of the Owner and the Servicer.

“Permitted Investments”:  Any one or more of the following obligations or securities having the required ratings, if any, provided for in this definition and which provides for a date of maturity as set forth in Section 4.16:

(i)            direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)           demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating in the highest available rating category of Moody’s and S&P and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of S&P if S&P is the Rating Agency; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii)          repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated A-1+ or higher by S&P and A2 or higher by Moody’s; provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred in exchange for such collateral and (C) be delivered in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(iv)          securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

(v)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)          units of money market funds that are rated in the highest rating category by S&P or Moody’s; and

(vii)         if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities rated in the highest rating category of such Rating Agencies;

provided, however, that in each case (a) if the investment is rated by S&P, it shall not have an “r” highlighter affixed to its rating, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price.  Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Person”:  Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, limited partnership, government or any agency or political subdivision thereof.

“Primary Insurance Policy”:  Each policy of primary guaranty of mortgage insurance issued by a Qualified Insurer in effect with respect to any Mortgage Loan, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

“Primary Insurance Proceeds”:  Proceeds of any Primary Insurance Policy.

“Prime Rate”:  The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Principal Prepayment”:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which reduces the Unpaid Principal Balance of such Mortgage Loans.

“Qualified Insurer”:  Any insurance company acceptable to Fannie Mae or Freddie Mac.

“Rating Agency”:  Any one of Fitch, Inc., Moody’s Investors Service, Inc. or S&P.

“Reconstitution”:  The actions required by Section 10.13 in connection with any Securitization Transaction or Whole Loan Transfer.

“Reconstitution Agreement”:  The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Securitization Transaction as provided in Section 10.13.

“Reconstitution Date”:  The date or dates on which any or all of the Mortgage Loans subject to this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Securitization Transaction pursuant to Section 10.13.

“Refinanced Mortgage Loan”:   A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan.

“Regulation AB”:  Means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Securities Exchange Commission, or as may be provided by the Securities Exchange Commission or its staff from time to time.

“REMIC”:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”:  Provisions of the federal income tax law relating to REMICs, which appear in Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”:  The eighteenth (18th) Business Day of each month.

“Renewal Term”: As defined in Section 9.01.

“REO Disposition”:  The final sale by the Servicer of any REO Property.

“REO Property”:  (a) as of any Determination Date for the purpose of calculating the relevant Servicing Fee, and (b) as of the actual date of acquisition of title for all other purposes:  any Mortgaged Property that was subject to a Mortgage Loan, after the Mortgaged Property has been acquired on behalf of the Owner pursuant to this Agreement through foreclosure or similar proceedings, acceptance of deed-in-lieu of foreclosure, acquisition of title in lieu of foreclosure or the acquisition of title by operation of law.

“Reporting Date”:  The tenth (10th) Business Day of each month.

“Requirements”:  All federal, state or local laws, rules and regulations and any other requirements of any government or agency or instrumentality thereof applicable to the servicing of the Mortgage Loans, the management of the REO Properties or the provision of services hereunder by the Servicer.

“S&P”:  Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“Securities Act”:  The Securities Act of 1933, as amended.

“Securitization Transaction”:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Servicer to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

“Servicer”:  Ocwen Mortgage Servicing, Inc., a United States Virgin Islands corporation, and its successors in interest, and any successor servicer under this Agreement appointed as herein provided.

“Servicer Information”:  As defined in Section 11.07(a).

“Servicing Advances”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property and the REO Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property, (iv) performance of the obligations under Sections 2.03, 2.04, 4.03, 4.08 and, only to the extent related to the costs associated with recording instruments of satisfaction, 6.02, (v) any amounts associated with third party credit counseling for a Mortgagor and (vi) any amounts required to be reimbursed to a Mortgagor upon a Principal Prepayment on a related Mortgage Loan for prepaid points, finance charges, fees and any other amounts pursuant to applicable law.  Servicing Advances also include any reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any satisfaction or foreclosures in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement and obtaining or correcting any legal documentation required to be included in the Mortgage Files and necessary for the Servicer to perform its obligations under this Agreement, including correcting any outstanding title issues (i.e., any lien or encumbrance on the Mortgaged Property that prevents the effective enforcement of the intended lien position).  The Servicer shall not be required to make any Nonrecoverable Servicing Advances.

“Servicing Criteria”:  The “servicing criteria” set forth in Item 1122(d) of Regulation AB for which the Servicer or a Subservicer, as applicable, is responsible in its capacity as servicer as identified on a certification substantially in the form of Exhibit K hereto, provided that such certification may be amended from time to time to reflect changes in Regulation AB.

“Servicing Fee”:  With respect to each Mortgage Loan, the fee payable to the Servicer as set forth in the Fee Letter.

“Servicing Officer”:  Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner as of the date hereof, as such list may from time to time be amended.

“Servicing Transfer Date”:  With respect to each Mortgage Loan, the date on which the Owner transfers the servicing of such Mortgage Loan to the Servicer or, to the extent servicing of such Mortgage Loan was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loan, the Servicing Transfer Date shall be deemed to be the date that the Servicer and the Owner agree shall be the date that such Mortgage Loan becomes subject to this Agreement.

“Servicing Transfer Procedures”:  The provisions set forth in Exhibit H attached hereto.

“Sponsor”:  With respect to any Securitization Transaction, the Person identified in writing to the Servicer by the Owner as sponsor for such Securitization Transaction.

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item l122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer:  Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions identified in Item 1122(d) of Regulation AB that are required to be performed by the Servicer under this Agreement or any Reconstitution Agreement.

“Transfer Date”:  With respect to each Mortgage Loan or REO Property, the date designated by the Owner in a writing delivered to the Servicer, which date shall not be earlier than thirty (30) days after the Servicer’s receipt of such written notice, on which the Servicer transfers the servicing responsibilities of such Mortgage Loan or REO Property to the Owner or its designee.

“Unpaid Principal Balance”:  As to each Mortgage Loan on any date of determination, the unpaid principal balance of the Mortgage Loan.

“Whole Loan Transfer”:  Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Securitization Transaction.

ARTICLE II

RECORD TITLE AND POSSESSION OF MORTGAGE SERVICING FILES:  BOOKS AND RECORDS

Section 2.01.                          Servicing Transfer; Record Title and Possession of Mortgage Servicing Files.  The Owner shall notify the Servicer not less than fifteen (15) days prior to any proposed Servicing Transfer Date that it desires to have the Servicer service the related mortgage loans pursuant to the terms of this Agreement and shall forward to the Servicer with such notice by computer readable electronic transmission, a schedule of such mortgage loans and data tapes with respect to such loans, containing the information specified in Exhibit J.  In the event that the Servicer elects not to service such mortgage loans pursuant to the terms hereof, the Servicer shall advise the Owner in writing of such election within two (2) Business Days of receipt of such schedule and data tapes.  Otherwise, each such mortgage loan shall constitute a “Mortgage Loan” hereunder and shall be subject to this Agreement as of the related Servicing Transfer Date.  On each Servicing Transfer Date, the Owner shall pay to the Servicer, in immediately available funds wired to an account designed by the Owner, the Boarding Fee attributable to each Mortgage Loan transferred to the Servicer on such Servicing Transfer Date.  The Servicer reserves the right, in its sole discretion, to refuse to service any Mortgage Loan determined to be a “predatory loan” under any applicable state, federal or local law.

With respect to each Mortgage Loan to be serviced hereunder, the Owner shall cause the prior servicer to comply with the Servicing Transfer Procedures and shall cause the prior servicer to deliver to the Servicer the Mortgage Servicing File for each related Mortgage Loan and, by computer readable electronic transmission, the related Mortgage Loan Schedule not later than five (5) Business Days after the Servicing Transfer Date.  Any fees and expenses incurred in transferring the Mortgage Servicing File to the Servicer shall be the obligation of the Owner.  In the event that the Mortgage Servicing File fails to contain all of those items set forth in Exhibit D hereof on the date on which the Mortgage Servicing File is required to be delivered to the Servicer which are necessary to service the related Mortgage Loans, the Servicer shall notify the Owner, and the Owner shall use reasonable efforts, at the Owner’s sole expense, to cause to be delivered promptly to the Servicer any necessary missing documents therefrom, or, upon the request of the Owner and at the Owner’s sole expense, the Servicer may, for a fee acceptable to the Owner, undertake to obtain any missing documents therefrom.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting, directly or indirectly, from the Owner’s failure to deliver to the Servicer, or the Servicer’s failure to receive, the complete Mortgage Servicing File for each Mortgage Loan, including but not limited to those items listed on Exhibit D, to the extent that any such documents are required to service the Mortgage Loans in accordance with the terms of this Agreement or any Reconstitution Agreement and the Servicer has provided the Owner with notice of any such missing documents.  In the event the Servicer notifies the Owner that it is reasonably necessary to correct or cure any title or document defects prior to or following a Reconstitution with respect to a Mortgage Loan, in order for the Servicer to properly service such Mortgage Loan in accordance with this Agreement, the Owner shall either (i) cause, at its expense, a third party vendor to correct or cure such defects or (ii) direct the Servicer to do so and shall reimburse the Servicer for its reasonable costs incurred in connection with such correction or cure within thirty (30) Business Days following the receipt of an invoice from the Servicer evidencing such cost.

With respect to each Mortgage Loan to be serviced hereunder, the Owner will use reasonable efforts to cause all funds, if any, in any escrow or custodial account kept by the prior servicer to be transferred to the Servicer not later than the Business Day following the Servicing Transfer Date.  In the event that such funds are not delivered to the Servicer within one (1) Business Day following the Servicing Transfer Date, the Servicer will notify the Owner, and, notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting, directly or indirectly, from the Owner’s failure to deliver to the Servicer by such date all of such funds with respect to each Mortgage Loan.  Notwithstanding any provision in this Agreement to the contrary, this paragraph shall not be applicable with respect to any Mortgage Loans to the extent servicing of such Mortgage Loans was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loans.

Record title to the Mortgage Loans shall be retained by the Owner, and possession of any Mortgage Servicing Files delivered to the Servicer shall be held in trust for the Owner as the owner thereof, for the sole purpose of servicing the Mortgage Loans.  The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan Documents, the contents of the related Mortgage Servicing File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in the Owner.  All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans.  Any portion of the Mortgage Servicing Files held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership of the Mortgage Loans by the Owner.  The Servicer shall release its custody of the contents of the Mortgage Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer’s servicing of the Mortgage Loans.  Except as provided herein, the original Mortgage Loan Documents for each Mortgage Loan shall be retained by the Custodian pursuant to the Custodial Agreement.  Any fees and expenses of the Custodian shall not be payable by the Servicer.

Section 2.02.                          Books and Records.  The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be clearly marked to reflect the ownership of the Mortgage Loans by the Owner.

The Owner and its agents may, from time to time and at the Owner’s cost and expense, upon reasonable prior notice, inspect any of the Servicer’s books and records pertaining to this Agreement, including without limitation all Mortgage Servicing Files, at reasonable times during the Servicer’s normal business hours at the Servicer’s offices.

Section 2.03.                          Transfer of Mortgage Loans.  The Owner shall have the right, without the consent of the Servicer, to assign its interest under this Agreement with respect to the Mortgage Loans, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans; provided, however, that, unless otherwise agreed to by the parties hereto, there shall be no more than two (2) separate Owners with respect to the Mortgage Loans (not included in a Reconstitution) subject to this Agreement at any one time without the consent of the Servicer.  All references to the Owner shall be deemed to include its assignee or designee. The Servicer shall not be responsible for the preparation or recording of mortgage assignments or financing statement amendments in connection with such assignments; provided, however, that in the event the Servicer agrees to record any mortgage assignment or financing statement, any expense, including the fees of third party service providers, incurred by the Servicer in connection with the recordation of mortgage assignments shall be reimbursable as a Servicing Advance. In cases where the prior servicer or owner prepared all or any part of the assignment, the Servicer shall not be liable for, and shall be indemnified by the Owner against, any losses, costs, penalties and damages incurred as a result of incorrect or incomplete, or untimely submission of, assignments and applicable recording information provided by the prior servicer or the Owner.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as the Servicer may prescribe, the Servicer shall note transfers of Mortgage Loans.  For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans except for the Owner unless the Owner provides prior written notice to the Servicer of a sale of one or more Mortgage Loans to such Person and the assumption by such Person of the obligations of the Owner hereunder with respect to such Mortgage Loan(s).  Upon receipt of such written notice, the Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan(s) by such assignee, and the previous Owner shall be released from its obligations hereunder attributable to the period after such assignment to the extent such obligations relate to such Mortgage Loan(s) sold by the Owner.  The Owner shall be responsible for all costs incurred by the Servicer in transferring the Mortgage Loans to such assignee.

Section 2.04.                          Tax Service Contracts.  In the event that a Mortgage Loan is not subject to a fully assignable life of loan tax service contract issued by a tax service contract provider listed on Exhibit G attached hereto which is assignable to the Servicer or any subsequent Servicer without the payment of any cost or fee, the Servicer shall acquire a tax service contract for any such Mortgage Loan at a cost set forth in the Fee Letter.  The Servicer shall deliver an invoice on a monthly basis to the Owner with respect to the costs of acquiring any tax service contracts and shall deduct the cost of such tax service contracts from amounts deposited in the Custodial Account.

ARTICLE III

REPRESENTATIONS

Section 3.01.                          Representations, Warranties and Covenants of the Servicer.  The Servicer represents and warrants to, and covenants with, the Owner as of the date hereof and as of each Servicing Transfer Date that:

(a)                                 The Servicer (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (ii) has all licenses necessary to carry on its business as now being conducted, except for such licenses, the absence of which individually or in the aggregate, would not have a material adverse effect on the ability of the Servicer to conduct its business as it is presently conducted, (iii) is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property or REO Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer and (iv) is in compliance with the laws of any such state to the extent necessary to permit the servicing of the Mortgage Loans in accordance with the terms of this Agreement.

(b)                                 The Servicer has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement.  The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Owner, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).

(c)                                  The execution and delivery of this Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation of any other of the transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer, and will not (i) result in a breach of any term or provision of the organizational documents of the Servicer or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which the Servicer is a party or by which it may be bound, or (iii) constitute a violation of any statute, rule, regulation, order, judgment or decree applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer.

(d)                                 The Servicer is an approved seller/servicer of mortgage loans for Fannie Mae and Freddie Mac and has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans.  The Servicer is a HUD-approved servicer of mortgage loans.  No event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements.

(e)                                  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in this Agreement.

(f)                                   There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Servicer that, either individually or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Servicer, or that would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or that would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

(g)                                  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Servicing Transfer Date.

(h)                                 The Servicer is in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans.

Section 3.02.                          Representations, Warranties and Covenants of the Owner.  The Owner represents and warrants to, and covenants with, the Servicer as of the date hereof and as of each Servicing Transfer Date that:

(a)                                 The Owner is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is in good standing under the laws of each state where required in order to perform its obligations hereunder.

(b)                                 The Owner has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement.  The Owner has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Servicer, constitutes a legal, valid and binding obligation of the Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).

(c)                                  The execution and delivery of this Agreement by the Owner, the consummation of any other transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Owner and will not (i) result in a breach of any term or provision of the organizational documents of the Owner or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any agreement, indenture or loan or credit agreement or other material instrument to which the Owner is a party or by which it is bound, or (iii) constitute a material violation of any statute, rule or regulation, order, judgment or decree applicable to the Owner of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Owner.

(d)                                 There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Owner that, either individually or in the aggregate, would draw into question the validity of this Agreement or that would impair materially the ability of the Owner to perform under the terms of this Agreement.

(e)                                  With respect to each Mortgage Loan,

(i)                                     the Owner is the owner of all the right, title and interest in and to the Mortgage Loan and the servicing rights attributable to such Mortgage Loan free and clear of any claims or encumbrances;

(ii)                                  each Mortgage Loan has been originated and serviced in material compliance with all applicable federal, state and local laws and regulations and the terms of the Mortgage Loans and all related Mortgage Loan Documents;

(iii)                               none of the Mortgage Loans is (A) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (B) a “high cost”, “threshold” or “predatory” loan under any applicable state, federal or local law;

(iv)                              the information set forth on each Mortgage Loan Schedule or data tapes, and on any updates thereof or other document, instrument or schedule furnished to the Servicer by the Owner pursuant to, or prior to and in connection with, this Agreement is accurate and complete in all material respects;

(v)                                 all documents required hereby or by Applicable Regulations to be in the custodial file maintained by the Custodian are contained therein; and

(vi)                              each Mortgage Loan has been funded in the amount set forth in the Mortgage Note.

ARTICLE IV

SERVICING OF MORTGAGE LOANS

Section 4.01.                          Servicer to Act as the Servicer.  The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans on an actual/actual basis in accordance with this Agreement, the terms of the applicable Mortgage Loan Documents and Acceptable Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement.  The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and the Servicer shall diligently pursue all of its rights against such agents or independent contractors.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner; provided, however, that the Servicer shall not, unless the Mortgage Loan is in default or, in the sole judgment of the Servicer, such default is reasonably foreseeable, or otherwise, without the prior written consent of the Owner, permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment thereof of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), extend the final maturity date with respect to such Mortgage Loan or any other act that could reasonably be expected to affect adversely the Owner’s interest in the Mortgage Note, Mortgage Loan, Mortgage, Mortgaged Property, Mortgage Loan Documents or Mortgage Servicing File related to a Mortgage Loan.  The Servicer shall take such actions as it shall deem to be in the best interest of the Owner and which are consistent with Accepted Servicing Practices, the terms of this Agreement and all applicable laws and regulations.  Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself, and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.  The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with Acceptable Servicing Practices, Applicable Regulations, the terms of this Agreement and the terms of the Mortgage Loan Documents and shall provide to the Mortgagor any reports required to be provided to it thereby.  If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney in a form attached hereto as Exhibit F and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Servicer shall employ collection procedures consistent with Acceptable Servicing Practices and Applicable Regulations.  The Servicer shall have an internal quality control program that generally satisfies Fannie Mae, Freddie Mac and HUD requirements.

The Servicer shall not consent to the placement of any additional lien on the Mortgaged Property or any REO Property without notifying and obtaining the written consent of the Owner.  The Servicer shall not consent to the placement of a lien on the Mortgaged Property or any REO Property senior to that of the related Mortgage.

Section 4.02.                          Collection of Mortgage Loan Payments.  Continuously from the related Servicing Transfer Date until the principal and interest on the related Mortgage Loan are paid in full or the termination of this Agreement pursuant to Section 9.02 hereof, the Servicer will diligently collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, act in accordance with the terms and provisions of any related Primary Insurance Policy, LPMI Policy, Acceptable Servicing Practices and Applicable Regulations.  Further, with respect to each Mortgage Loan which provides for Escrow Payments to be made, in accordance with Acceptable Servicing Practices and Applicable Regulations, the Servicer will use commercially reasonable efforts to ascertain and estimate annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable such that the installments payable by the Mortgagor will be sufficient to pay such charges as and when they become due and payable.  Notwithstanding anything herein to the contrary, the Servicer shall have no obligation to collect, or make payments to the Owner with respect to, any prepayment penalties, late charges, fees or other items which are prohibited under applicable law.

Section 4.03.                          Realization Upon Defaulted Mortgage Loans.  In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as is consistent with Acceptable Servicing Practices.

In connection with a foreclosure or other conversion, the Servicer shall exercise such rights and powers vested in it hereunder and use the same degree of care and skill in its exercise as prudent mortgage servicers would exercise or use under the circumstances in the conduct of their own affairs and consistent with Applicable Regulations and the Acceptable Servicing Practices with respect to mortgage loans in foreclosure or similar proceedings.  In the event that foreclosure results in a deficiency and applicable law permits, at the Owners’ option, the Servicer shall continue to perform collection services in accordance with a receivable collection agreement to be entered into with the Owner.

In the event that the Owner directs the Servicer to charge off any Mortgage Loan or the Servicer, in accordance with Accepted Servicing Practices, charges off any Mortgage Loan, the Servicer, at the Owner’s option, shall perform collection services with respect to such charged-off Mortgage Loan in accordance with a receivable collection agreement to be entered into with the Owner.

Notwithstanding the foregoing provisions of this Section 4.03, with respect to any Mortgage Loan as to which the Servicer has received notice of, or has knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property if, as a result of any such action, either the Servicer or the Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(A)                               such Mortgaged Property is in compliance with applicable environmental laws or, if not, it would be in accordance with Acceptable Servicing Practices to take such action as necessary in order to bring the Mortgaged Property into compliance therewith; and

(B)                               there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in accordance with Acceptable Servicing Practices to take such action with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 4.03 and any opinion of counsel the Servicer reasonably determines that it needs to make a reasonable judgment with respect to its duties under this Section 4.03 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 4.05(ii) but subject to the provisions of Section 5.04 regarding nonrecoverability.

If the Servicer determines, as described above, that it would be in accordance with Acceptable Servicing Practices to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in accordance with Acceptable Servicing Practices. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 4.05(ii) but subject to the provisions of Section 5.04 regarding nonrecoverability.

Section 4.04.                          Establishment of Custodial Accounts; Deposits in Custodial Accounts.  The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts.  The creation of any Custodial Account shall be evidenced by a letter agreement in the form set forth in Exhibit B hereto.  A copy of such letter agreement shall be sent to the Owner promptly after a Custodial Account is set up.  The Custodial Account shall be an Eligible Account.

The Servicer shall deposit in the Custodial Account on a daily basis within two (2) Business Days of receipt and acceptance, and retain therein, the following payments and collections received or made by it after the Cut-off Date with respect to the Mortgage Loans:

(i)                                     all payments on account of principal, including Principal Prepayments (other than prepayment penalties), on the Mortgage Loans;

(ii)                                  all payments on account of interest on the Mortgage Loans net of the Servicing Fee payable as provided in Section 6.03;

(iii)                               all Liquidation Proceeds;

(iv)                              all Primary Insurance Proceeds, LPMI Policy Proceeds and Other Insurance Proceeds including amounts required to be deposited pursuant to Sections 5.10 and 5.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or Applicable Regulations;

(v)                                 all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or Applicable Regulations;

(vi)                              any amounts required to be deposited by the Servicer pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit being made from the Servicer’s own funds, without reimbursement therefor;

(vii)                           any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.14; and

(viii)                        any amounts required to be deposited in the Custodial Account pursuant to Section 4.01.

Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iii).  Any funds on deposit in the Custodial Account may only be invested in accordance with Section 4.16.

Section 4.05.                          Permitted Withdrawals From the Custodial Account.  The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

(i)                                     to make payments to the Owner in the amounts and in the manner provided for in Section 5.01 after payments or reimbursements to the Servicer are made in accordance with this Agreement;

(ii)                                  to reimburse itself for Servicing Advances and any advances of principal and interest made with respect to any Mortgage Loan or REO Property pursuant to this Agreement and not previously reimbursed to the Servicer;

(iii)                               to pay to itself as servicing compensation any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and to pay itself any accrued but unpaid Servicing Fees, any unpaid Boarding Fees or Deboarding Fees with respect to any Mortgage Loan or REO Property, any other unpaid fees payable to the Servicer hereunder;

(iv)                              to reimburse itself for Nonrecoverable Servicing Advances made pursuant to this Agreement;

(v)                                 to reimburse itself for any litigation expenses, including attorneys’ fees, relating to the Mortgage Loans in connection with the performance of its duties as Servicer;

(vi)                              to pay the premiums with respect to any Lender Paid Mortgage Insurance Policy;

(vii)                           to reimburse itself for expenses incurred or reimbursable to itself pursuant to Section 7.01;

(viii)                        to reimburse itself for any deposits made by mistake or in error; and

(ix)                              to clear and terminate the Custodial Account upon the termination of this Agreement with the balance to be paid to the Owner.

The foregoing requirements for withdrawal from the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and related Ancillary Income need not be deposited by the Servicer in the Custodial Account.  Additionally, in the event that amounts on deposit in the Custodial Account are insufficient at any time to cover the payment of any servicing compensation or reimbursement of Servicing Advances or other amounts payable to the Servicer under this Agreement, the Owner shall promptly reimburse the Servicer for such deficient amounts upon receipt of an invoice for the same from the Servicer.

Section 4.06.                          Establishment of Escrow Accounts; Deposits in Escrow Accounts.  The Servicer shall segregate and hold all funds collected and received pursuant to each First Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts, in the form of time deposit or demand accounts.  The creation of any Escrow Account shall be evidenced by a letter agreement in the form set forth in Exhibit C hereto.  A copy of such letter agreement shall be furnished to the Owner upon request.  The Escrow Account shall be an Eligible Account.  Any funds on deposit in any Escrow Account may only be invested in accordance with Section 4.16.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis within two (2) Business Days of receipt and acceptance, and retain therein, (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Other Insurance Proceeds and any applicable Condemnation Proceeds which are to be applied only to the restoration or repair of any Mortgaged Property and not to ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items.  The Servicer shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be set forth in, or in accordance with, Section 4.07.  The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagors and, to the extent required by the related Mortgage Loan or Applicable Regulations, the Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, provided that the accounts are Eligible Accounts.

Section 4.07.                          Permitted Withdrawals From Escrow Account.  Withdrawals from the Escrow Account may be made by the Servicer (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items, (ii) to reimburse the Servicer for any unreimbursed Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property, (vi) to pay to the Servicer, or to

the Mortgagor to the extent required by the related Mortgage Loan or Applicable Regulations, any interest paid on the funds deposited in the Escrow Account, (vii) to clear and terminate the Escrow Account on the termination of this Agreement or (viii) to transfer to the Custodial Account any Other Insurance Proceeds.

Section 4.08.                          Payment of Taxes, Insurance, and Other Charges; Maintenance of Primary Insurance Policies and LPMI Policies; Collections Thereunder.  With respect to each Mortgage Loan which provides for Escrow Payments to be made, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or Applicable Regulations.  To the extent that any First Mortgage Loan does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor.  With respect to each First Mortgage Loan, subject to Acceptable Servicing Practices, the Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien.  Additionally, for all tax penalties and interest levied prior to the transfer of the Mortgage Loans to the Servicer or as a result of the actions of the prior servicer or the Owner, the Servicer shall make Servicing Advances to effect such payments.  Notwithstanding the foregoing, if the Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Servicing Advance, the Servicer shall have no obligation to make such Servicing Advance.  The Servicer shall be entitled to immediate reimbursement for any Servicing Advance from any and all funds deposited in the Custodial Account whether or not the funds deposited in the Custodial Account relate to the Mortgage Loans or REO Properties for which the Servicing Advances were made.

With respect to each First Mortgage Loan, the Servicer will maintain or cause to be maintained in full force and effect (to the extent a Mortgage Loan has a Primary Insurance Policy as of the Servicing Transfer Date and the prior servicer or Owner has provided the relevant information related to the Primary Insurance Policy to the Servicer) a Primary Insurance Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is required.  Such coverage will be maintained until the Loan-to-Value Ratio of the related Mortgage Loan is reduced to 80% or less or such lesser percentage as may be stated in the related Primary Insurance Policy.  The Servicer will not cancel or refuse to renew any Primary Insurance Policy in effect on the Servicing Transfer Date that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such cancelled or non-renewed policy is obtained from and maintained with a Qualified Insurer.  The Servicer will maintain or cause to be maintained in full force and effect any LPMI Policy issued by a Mortgage Insurer with respect to each Mortgage Loan for which such coverage is in existence or is obtained.  The Owner shall notify the Servicer of any Mortgage Loan covered under an LPMI Policy.  The Servicer shall not take any action which would result in non-coverage under any applicable Primary Insurance Policy or LPMI Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy or LPMI Policy, as applicable.  If such Primary Insurance Policy or LPMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Insurance Policy or LPMI Policy, as applicable, as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Primary Insurance Policy and LPMI Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy or LPMI Policy, as applicable, respecting a defaulted Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Insurance Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09.                          Transfer of Accounts.  The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time with notice to the Owner; provided that each such account shall be an Eligible Account.  Within three (3) Business Days of such transfer, the Servicer shall deliver to the Owner a new letter agreement, as required pursuant to Sections 4.04 and 4.06.

Section 4.10.                          Maintenance of Hazard Insurance.  The Servicer shall cause to be maintained for each First Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer.  If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended.  The Servicer shall also maintain on the REO Property for the benefit of the Owner, (x) fire and hazard insurance with extended coverage in an amount which is at least equal to the replacement cost of the improvements which are a part of such property, (y) public liability insurance and, (z) to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in an amount as provided above.  Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.  It is understood and agreed that no earthquake or other additional insurance is required to be maintained by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such Applicable Regulations as shall at any time be in force and as shall require such additional insurance.  All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount of or material change in coverage to the Servicer.  The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a general policy rating of B:VI or better in Best’s Key Rating Guide or are otherwise acceptable to Fannie Mae or Freddie Mac and are licensed to do business in the state wherein the Mortgaged Property is located.

If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner’s association, including hazard, flood, liability, fidelity coverage and coverage for common areas, is being maintained in accordance with Acceptable Servicing Practices, and secure from the owner’s association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

Section 4.11.                          Maintenance of Mortgage Impairment Insurance Policy.  In the event that the Servicer shall obtain and maintain, at its own expense, a blanket policy issued by an insurer that has a general policy rating of B:VI or better in Best’s Key Rating Guide or is otherwise acceptable to Fannie Mae or Freddie Mac (a “Qualified Insurer”) insuring against fire and hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause.  Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account to the extent such amounts are not deposited in the Escrow Account.  In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.  Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

Section 4.12.                          Restoration and Repair.  The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property or REO Property if such release is in accordance with Acceptable Servicing Practices and the terms of this Agreement.  At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)                                     the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)                                  the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii)                               the Servicer shall verify that the Mortgage Loan is not in default; and

(iv)                              pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved.  In addition, if any Mortgage Loan is more than ninety (90) days delinquent, the Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices.  The Servicer shall keep a written report of each such inspection.

If the Servicer hereafter becomes aware that a Mortgaged Property is, or an REO Property becomes, an Environmental Problem Property, the Servicer will notify the Owner of the existence of the Environmental Problem Property. Additionally, the Servicer shall set forth in such notice a description of such problem, a recommendation to the Owner relating to the proposed action regarding the Environmental Problem Property and the Servicer shall carry out the recommendation set forth in such notice unless otherwise directed by the Owner in writing within five (5) Business Days after the Owner’s receipt (or deemed receipt) of such notice but subject to the provisions of Section 5.04 regarding nonrecoverability.

Section 4.13.                          Fidelity Bond, Errors and Omissions Insurance.  The Servicer shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with a Qualified Insurer on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans.  The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons.  Such Fidelity Bond and errors and omissions insurance policy shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 4.13 requiring the Fidelity Bond and errors and omissions insurance policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae MBS Selling and Servicing Guide or by Freddie Mac in the Freddie Mac Servicer’s Guide.  Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of the Fidelity Bond and errors and omissions insurance policy and a statement from the surety and the insurer that such Fidelity Bond and errors and omissions insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.

Section 4.14.                          Title, Management and Disposition of REO Property.  In the event that title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Owner or such other party (other than the Servicer) designated by the Owner, as nominee on behalf of the Owner.

The Servicer shall manage, conserve, protect and operate each REO Property (and may temporarily rent the same) for the Owner solely for the purpose of its prompt disposition and sale.  The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter.  The Servicer shall make or cause to be made a written report of each such inspection.  Such reports shall be retained in the Mortgage Servicing File and copies thereof shall be forwarded by the Servicer to the Owner upon request.  The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interest of the Owner.

The Servicer shall deposit or cause to be deposited, on a daily basis in the Custodial Account, all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof and the reasonable fees of any managing agent acting on behalf of the Servicer.

The Servicer shall use commercially reasonable efforts to dispose of the REO Property as promptly as is practically consistent with protecting the Owner’s interest.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance, and all other insurance coverage required under Section 4.10 and in the amounts specified in Section 4.10.

Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer reasonably determines to be in the best interest of the Owner and provided the sales price and the related terms and conditions are results of arm’s-length negotiation.  If as of the date title to any REO Property was acquired by the Servicer there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Servicer, upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances from proceeds received in connection with such REO Disposition.  The proceeds from the REO Disposition, net of any amounts reimbursable to the Servicer hereunder, shall be deposited promptly in the Custodial Account following receipt thereof for distribution on the next Remittance Date in accordance with Section 5.01.  The

Owner acknowledges and agrees that the Servicer or an affiliate may receive usual and customary real estate referral fees from real estate brokers in connection with the listing and disposition of REO Property to the extent permitted pursuant to Applicable Regulations.

Together with the statement furnished pursuant to the following paragraph, the Servicer shall furnish to the Owner on or before each Remittance Date a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month.  That statement shall be accompanied by such other information as the Owner shall reasonably request.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof.

Section 4.15.                          Notification of Adjustments.  On each Adjustment Date, the Servicer shall make interest rate adjustments for each Adjustable Rate Mortgage Loan and shall adjust the Monthly Payment in compliance with the requirements of the related Mortgage and Mortgage Note and Applicable Regulations.  The Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and Applicable Regulations regarding interest rate adjustments.  The Servicer also shall provide timely notification to the Owner of all applicable data and information regarding such interest rate and Monthly Payment adjustments and the Servicer’s methods of implementing such interest rate adjustments.

Section 4.16.                          Permitted Investments.

(a)                                 The Servicer may direct any depository institution maintaining any Custodial Account or Escrow Account (for purposes of this Section 4.16, an “Investment Account”) to invest, or if it is such depository institution, may itself invest, the funds held therein only in one (1) or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon.  All such Permitted Investments shall be held to maturity, unless payable on demand.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

(i)                                     consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)                                  demand payment of all amounts due thereunder promptly upon determination by the Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)                                 Interest and investment income realized on funds deposited in any Custodial Account or Escrow Account, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the immediately preceding Determination Date to such Determination Date, shall be for the sole and exclusive benefit of the Servicer.  In the event that any loss or late payment shall be incurred in respect of any Permitted Investment on deposit in any Custodial Account or Escrow Account, the Servicer shall deposit therein, no later than the Remittance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Determination Date to the current Determination Date.  If the Servicer advances funds to cover a shortfall in any Custodial Account or Escrow Account due to a late payment on a Permitted Investment, the Servicer may withdraw the amount of such advance when the late payment on the Permitted Investment is made.

(c)                                  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer may and, upon the request of the Owner shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings, it being understood that the Servicer will duly observe subsection (b) of this Section 4.16 notwithstanding any action taken or to be taken by the Servicer in accordance with this subsection (c).  The Servicer shall be responsible for all costs, expenses, fees, loss and damages, if any, resulting from taking any action contemplated under this Section 4.16(c).

Section 4.17.                          Government Sponsored Programs and Legislation.  In response to economic events, federal, state and local authorities have proposed new legislation, rules, programs and regulations relating to the origination, servicing and modification of mortgage loans.  The Servicer is participating in HAMP and the HOPE NOW programs and will make it available to all applicable Mortgagors.  Additionally, the parties hereto agree that the Servicer may be required to participate in other government or industry-sponsored programs or be bound by government legislation or regulations that may materially affect the terms of this Agreement.

ARTICLE V

PAYMENTS TO THE OWNER

Section 5.01.                          Distributions.  On each Remittance Date, the Servicer shall remit to the Owner all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05).

All remittances made to the Owner on each Remittance Date shall be made by wire transfer of immediately available funds to the account designated by the Owner at a bank or other entity having appropriate facilities therefor identified by the Owner to the Servicer or by check mailed to the address of the Owner.

With respect to any remittance received by the Owner on or after the Business Day following the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Owner on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans relating to the period the related Mortgage Loans are serviced under this Agreement.

Section 5.02.                          Statements to the Owner.  On each Reporting Date, the Servicer shall submit a Monthly Report in electronic format substantially in the form set forth on Exhibit E hereto (or in such other form and manner as may be hereafter mutually agreed upon by the Owner and the Servicer), showing all collections of interest and principal (from whatever source) on the Mortgage Loans and all collections in respect of the Mortgaged Properties and REO Properties (including sale proceeds and rental payments) during the calendar month preceding the Reporting Date as well as the amounts, and a detailed description of all Servicing Advances incurred during such calendar month and all distributions from the Custodial Account during such calendar month.

With respect to each month, the corresponding individual loan accounting report shall be received by the Owner no later than the Reporting Date occurring in the following month, which report shall contain the following:

(i)                                     with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts);

(ii)                                  with respect to each Monthly Payment, the amount of such remittance allocable to interest and assumption fees;

(iii)                               the amount of servicing compensation received by the Servicer since the preceding Determination Date;

(iv)                              the aggregate outstanding principal balance of the Mortgage Loans;

(v)                                 the aggregate of any Servicing Advances and other expenses reimbursed to the Servicer during the prior distribution period;

(vi)                              a listing of (a) the paid-through date of each Mortgage Loan, (b) the Mortgage Loans as to which foreclosure has commenced, (c) the Mortgage Loans with respect to which the related borrowers that have declared bankruptcy;  and (d) the Mortgage Loans as to which REO Property has been acquired; and

(vii)                           a trial balance, sorted in the Owner’s assigned loan number order.

Section 5.03.                          Real Estate Owned Property and Specially Serviced Loan Reports.  Together with the statement furnished pursuant to Section 5.02, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month, together with an operating statement.  Such statement shall be in electronic media which will include the listing price, the anticipated sale price and the anticipated closing date.  Additionally, with respect to any Mortgage Loan which has been delinquent for ninety (90) days or more and any REO Property, the Servicer shall furnish to the Owner a statement in electronic media which will include all information reasonably required by the Owner including, but not limited to:  the reason for default, the current status of such Mortgage Loan (whether in foreclosure, bankruptcy, work-out or being resolved), the last comment on the account, the last paid date, the template dates from the servicing system (such as the estimated sale date), and the first legal action.

Section 5.04.                          Nonrecoverability; Reimbursement of the Servicer.  Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance.  The determination by the Servicer that any proposed Servicing Advance would constitute a Nonrecoverable Servicing Advance shall be evidenced by an Officers’ Certificate of the Servicer, delivered to the Owner with the following month’s Remittance Report, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property.  As of each Determination Date, to the extent that amounts deposited into the Custodial Account since the preceding Determination Date are insufficient to reimburse the Servicer for any unreimbursed Servicing Advance previously made by the Servicer and to pay the Servicing Fee to the Servicer, the Owner shall reimburse the Servicer for such unreimbursed amount and such accrued and unpaid Servicing Fee within five (5) Business Days of receipt from the Servicer of an invoice for such unreimbursed amount.  In the event that such amount is not paid within five (5) Business Days of receipt from the Servicer of such invoice, such amount shall accrue interest commencing on the date of receipt from the Servicer of such invoice at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law.

Section 5.05.                          Principal and Interest Advances.  The Servicer shall not have any obligations to advance payments of delinquent principal and interest on the Mortgage Loans unless the Servicer and the Owner agree by amendment to this Agreement to provide for such obligations.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01.                          Assumption Agreements.  With respect to each Mortgage Loan the Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its right to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise any such rights (a) if prohibited by law from doing so, or (b) if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy or LPMI Policy, if any.  If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon.  Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and to the extent required by the applicable Primary Insurance Policy, is authorized to prepare a substitution of liability agreement and any other document required in connection therewith to be entered into by the Owner and the Person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

Notwithstanding anything herein to the contrary, prior to its entering into any such assumption or substitution of liability, the Servicer shall notify the Owner in writing and obtain the written consent of the Owner; provided that the Owner’s consent shall be deemed given if not denied within five (5) Business Days of Owner’s receipt of such notice.  In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of prudent mortgage lenders in the respective states where the Mortgaged Properties are located.  With respect to an assumption or substitution of liability, no material term of the Mortgage Loan may be changed, including without limitation, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment.  The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed and forward to the Custodian the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such Mortgage Servicing File to the same extent as all other documents and instruments constituting a part thereof.

The Servicer shall forward to the Custodian or, at the request of the Owner, to the Owner or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within ten (10) Business Days of their execution; provided, however, that the Servicer shall provide the Custodian with the certified true copy of any such documents submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

Section 6.02.                          Satisfaction of Mortgages and Release of Mortgage Servicing Files.  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the monthly remittance report, or at such earlier time as required in order to enable the Owner to comply with its obligations under applicable law, that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it of the portion of the Mortgage File held by the Owner or the Custodian.  Upon receipt of such notice, the Owner shall, or shall instruct the Custodian to, promptly release the related mortgage documents to the Servicer and the Servicer shall prepare and process any satisfaction or release.  The Owner agrees to use its reasonable efforts to cause the Custodian to deliver to the Servicer the original Mortgage Note for any Mortgage Loan not later than ten (10) Business Days after notification, or such earlier time necessary to assure that the Servicer will not be penalized under applicable law, following its receipt of a notice from the Servicer that such a payment in full has been received or that a notification has been received that such a payment in full shall be made.  The Servicer shall use reasonable efforts to provide a follow-up notice to the Owner in the event that the Owner (or Custodian, as applicable) does not provide any such Mortgage Note to the Servicer within five (5) Business Days following its receipt of such notice from the Servicer to the extent that the Servicer determines that the Owner would otherwise miss a deadline for delivery of the satisfaction of such Mortgage Note.

From time to time and as appropriate for the servicing or foreclosure of each Mortgage Loan, including for this purpose collection under any Primary Insurance Policy or LPMI Policy, the Owner or the Custodian, as the case may be, shall, upon request of the Servicer and delivery to the Owner or the Custodian, as the case may be, of a servicing receipt signed by a Servicing Officer, release the Mortgage Loan Documents held by the Owner or the Custodian, as the case may be, to the Servicer.  Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Owner or the Custodian, as the case may be, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account.

Section 6.03.                          Servicing Compensation.  As part of its compensation for its services hereunder, the Servicer shall be entitled to the Servicing Fees and shall be entitled to withdraw the same from the Custodial Account if not retained from payments on the related Mortgage Loans, to retain from payments on such Mortgage Loan prior to depositing such funds into the Custodial Account, or to be paid by the Owner to the extent not otherwise paid to, or received by, the Servicer, the Servicing Fee attributable to each Mortgage Loan.  Additionally, the Servicer also shall be entitled to retain all Ancillary Income paid with respect to each Mortgage Loan.

Section 6.04.                          Statement of Compliance.  Not later than March 15th of each calendar year commencing in 2013, the Servicer shall deliver to the Owner an Officer’s Certificate (each, an

“Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding year and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

Section 6.05.                          Annual Independent Certified Public Accountants’ Servicing Report.  On or before March 15th of each year, beginning with March 15, 2013, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner (each, an “Annual Independent Certified Public Accountants’ Servicing Report”) to the effect that such firm has obtained a representation regarding certain matters from the management of the Servicer, which includes an assertion that the Servicer has complied with the relevant servicing critieria as described in Regulation AB and on the basis of an examination conducted by such firm in accordance with the standard for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether the Servicer’s compliance with the relevant servicing criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding the Servicer’s assessment of compliance with the relevant servicing criteria.  In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.

Section 6.06.                          Sarbanes-Oxley Compliance and Back-up Certifications.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, with respect to any Mortgage Loan subject to a Securitization Transaction, the Servicer shall deliver to the related depositor (the “Depositor”) and any other entity that is required, pursuant to the related pooling and servicing agreement, to file a certification with the Securities and Exchange Commission (the “Commission”) pursuant to the Sarbanes-Oxley Act of 2002 (each, a “Certifying Party”), on or before March 15th of each calendar year beginning in 2013 (or, if any such day is not a Business Day, the immediately preceding Business Day) or such alternative date reasonably specified by the Certifying Party which shall occur not earlier than 15 days prior to the date any Form 10-K is required to be filed with the Commission in connection with the transactions contemplated by this Agreement, (i) an Annual Statement of Compliance, (ii) an Annual Independent Certified Public Accountants’ Servicing Report and (iii) a certification in the form attached hereto as Exhibit I.  The certification required pursuant to subpart (iii) of the prior sentence shall be signed by the senior officer in charge of servicing of the Servicer.  In addition, the Servicer shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Servicer which shall be required to enable the Certifying Party to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

(b)                                 The Servicer shall indemnify and hold harmless the Owner, the related Certifying Party, the related trustee, the related depositor and their respective officers, directors, agents and affiliates (the “Indemnified Parties”) from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.06 or the Servicer’s negligence, bad faith or willful misconduct in connection therewith.  Such indemnity shall survive the termination or resignation of the parties hereto or the termination of this Agreement. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities of such Indemnified Party in such proportion as is appropriate to reflect the relative fault of each Indemnified Party on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 6.06.

Section 6.07.                          Reports of Foreclosures and Abandonment of Mortgaged Property.  The Servicer shall file, or cause to be filed, the information returns with respect to the receipt of mortgage interest received in a trade or business, the reports of foreclosures and abandonments of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J, 6050P and any comparable or successor provisions of the Code, respectively.  Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J, 6050P of the Code and any comparable or successor provisions.

Section 6.08.                          Compliance with Gramm-Leach-Bliley Act of 1999.  With respect to each Mortgage Loan and related Mortgagor, the Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder with respect to the Servicer and the Owner.

Section 6.09.                          Reporting.  With respect to the period that the related Mortgage Loans are being serviced by the Servicer, the Servicer shall prepare promptly each report required by Applicable Regulations including reports to be delivered to all governmental agencies having jurisdiction over the servicing of the Mortgage Loans and the Escrow Accounts, shall execute such reports or, if the Owner must execute such reports, shall deliver such reports to the Owner for execution prior to the date on which such reports are due and shall file such reports with the appropriate Persons. The Servicer shall timely prepare and deliver to the appropriate Persons Internal Revenue Service forms 1098, 1099 and 1099A (or any similar replacement, amended or updated Internal Revenue Service forms) relating to any Mortgage Loan for the time period such Mortgage Loan has been serviced by the Servicer. The Owner shall be solely responsible for filing any other forms including, without limitation and to the extent applicable, forms 1041 and K-1 or any similar replacement, amended or updated Internal Revenue Service forms. The reports to be provided under this subsection shall cover the period through the end of the month following the termination of this Agreement or, in the case of reports to be sent to the Internal Revenue Service, the end of the calendar year following termination of the Agreement. To the extent it is an Acceptable Servicing Practice, the Servicer shall promptly prepare all reports or other information required to respond to any inquiry from, or give any necessary instructions to, any mortgage insurer, provider of hazard insurance or other insurer or guarantor, taxing authority, tax service, or the Mortgagor.  In addition to the foregoing, with respect to each Mortgage Loan, the Servicer shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.

ARTICLE VII

THE SERVICER

Section 7.01.                          Indemnification; Third Party Claims.  (a) Subject to Section 7.03, the Servicer agrees to indemnify the Owner and its present and former officers, directors, employees and agents and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Servicer’s indemnification obligation under this Section 7.01) and related costs, judgments, and any other costs, fees and expenses that the Owner or such Persons may sustain in any way which arise from (i) the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement or (ii) in connection with the breach of any representation or warranty made by the Servicer hereunder.  The Servicer shall not be liable, and assumes no liability, arising out of any act or omission to act of any servicer, sub-servicer, owner, holder or originator of the Mortgage Loans or Mortgaged Properties before the Servicing Transfer Date and, to the maximum extent permitted by applicable law, the Servicer expressly disclaims such liability.  Furthermore, the Servicer shall not be liable to the Owner with respect to action taken by the Servicer, or for refraining from taking any action, with respect to any Mortgage Loan or REO Property at and in conformity with the written direction of the Owner or for liability caused by or resulting from a delay occasioned by the Owner’s objection to a proposal by the Servicer hereunder, or for any liability caused by or resulting from the Owner’s breach of a representation or warranty herein or for any liability incurred by reason of the Owner’s willful misfeasance, bad faith or negligence in acting or refraining from acting or any failure of performance.

(b)                                 The Owner agrees to indemnify the Servicer and its respective present and former officers, directors, employees and agents and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Owner’s indemnification obligation under this Section 7.01) and related costs, judgments, and any other costs, fees and expenses that the Servicer or such Persons may sustain in any way which arise from or are in connection with (i) any act or omission of the Owner or any employee, agent or representative authorized to act or acting on the Owner’s behalf with respect to the Mortgage Loans, that constitutes negligence, bad faith or willful misconduct on the part of the Owner, (ii) any actions or omissions in respect of any Mortgage Loan or REO Property of any prior servicer, sub-servicer, owner or originator of a Mortgage Loan or REO Property, (iii) the Servicer’s taking of any action, or refraining from the taking of any action, with respect to any Mortgage Loan or REO Property in conformity with this Agreement or at the written direction of the Owner, its employees, or agents, (iv) the material breach of any representation, warranty, covenant or agreement made by the Owner hereunder and (v) any Environmental Liability; provided, however, the indemnity for Environmental Liability shall not be effective with respect any liability directly and solely caused by the Servicer that would otherwise be imposed by reason of the Servicer’s negligence, bad faith or willful misconduct in the performance of, or failure to perform, its duties under this Agreement.

(c)                                  Promptly after receipt by an indemnified party under this Section 7.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 7.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 7.01.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable), approved by the Owner in the case of subsection (a), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

Section 7.02.                          Merger or Consolidation of the Servicer.  The Servicer will keep in full effect its existence, rights and authorizations to service the Mortgage Loans in all states in which Mortgaged Property is located, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is, or shall be, necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation, limited partnership or other entity resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, or any Person acquiring all or substantially all of the assets of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving party (i) be an established mortgage loan servicing institution that is a Fannie Mae or Freddie Mac approved seller/servicer in good standing and (ii) have a net worth of not less than $30,000,000.

Section 7.03.                          Limitation on Liability of the Servicer and Others.  Except as otherwise provided in Section 7.01, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any failure to perform its obligations in compliance with any standard of care set forth in this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall be entitled to rely upon any notice, document, correspondence, request, directives or other communication received by it from the Owner that the Servicer believes to be genuine and to have been signed or presented by an authorized officer or representative of the Owner, and shall not be obligated to inquire as to the authority or power of any Person so executing or presenting any notice, document, correspondence, request, directive or other communication or as to the truthfulness of any statements therein.  Except as otherwise set forth herein, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto.  In such event, the reasonable legal expenses and reasonable costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE HERETO THAT NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES; PROVIDED THAT, THE FOREGOING PROVISION SHALL NOT LIMIT OR RELIEVE ANY PARTY HERETO OF ANY OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY ANY OTHER PARTY HERETO AGAINST ANY DAMAGES IMPOSED UPON SUCH PARTY BY A FINAL ORDER OF ANY COURT OF COMPETENT JURISDICTION IN CONNECTION WITH ANY LEGAL ACTION BROUGHT AGAINST SUCH PARTY HERETO BY ANY THIRD PARTY.

Section 7.04.                          Transactions with Related Persons.  In carrying out its obligations and duties under this Agreement, the Servicer may contract with its affiliates on condition that all Persons with whom the Servicer may contract, enter into arrangements with, or otherwise deal with, shall be engaged on a commercially reasonable, arm’s-length basis and at competitive rates of compensation.  Nothing contained in this Agreement will prevent the Servicer or its affiliates from engaging in other business or from acting in a similar capacity for any other Person even though such Person may engage in business activities similar to those of the Owner or its affiliates.

Section 7.05.                          Servicer Not to Resign.  The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except:  (a) as otherwise set forth in this Agreement, (b) by mutual consent of the Servicer and the Owner, or (c) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer; provided, however, that the Servicer shall not be entitled to any Deboarding Fees in connection with a resignation pursuant to this clause (c).  Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Owner which opinion of counsel shall be in form and substance acceptable to the Owner.  No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 10.01.

ARTICLE VIII

DEFAULT

Section 8.01.                          Events of Default.  Each of the following shall constitute an Event of Default on the part of the applicable Party:

(a)                                 any failure by a Party to remit to the other Party any payment required to be made under the terms of this Agreement which continues unremedied for a period of five (5) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Party;

(b)                                 any failure by either Party duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Party set forth in this Agreement which continues un-remedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Party;

(c)                                  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Party and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(d)                                 a Party shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Party or of or relating to all or substantially all of its property;

(e)                                  with respect to Servicer only, the Servicer ceases to meet the qualifications of a Fannie Mae and Freddie Mac servicer and such approvals are not reinstated within thirty (30) days;

(f)                                   a Party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(g)                                  any failure by a Party to maintain the material licenses to do business in any jurisdiction where the Mortgaged Property is located, but only to the extent such non-qualification materially and adversely affects such Party’s ability to perform its obligations hereunder.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to any rights a Party may have at law or equity to damages, including injunctive relief and specific performance, a Party, by notice in writing to the defaulting Party, may terminate all the rights and obligations of the other Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof.  If a Party obtains knowledge of an Event of Default, it shall promptly notify the non-defaulting party thereof.

Section 8.02.                          Waiver of Defaults.  The non-defaulting Party may waive in writing any default by the defaulting Party in the performance of its obligations hereunder and its consequences.  Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE IX

TERM; TERMINATION

Section 9.01.                          Term.  The initial term of this Agreement shall commence on the date of this Agreement and shall continue in full force and effect until the date that is fifteen (15) years from the date of this Agreement (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with this Article IX.  This Agreement will automatically renew for successive two (2) year terms (each, a “Renewal Term”) unless either Party decides that it does not wish to renew this Agreement before the expiration of the Initial Term or any Renewal Term, as applicable, by notifying the other Party in writing at least nine (9) months before the completion of the Initial Term or Renewal Term, as applicable.

Section 9.02.                          Termination.  This Agreement shall terminate upon any of the following:  (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any remaining REO Property and the remittance of all funds due hereunder; (ii) mutual consent of the Servicer and the Owner in writing; (iii) termination by the servicer or the Owner with or without cause under the terms of this Agreement; (iv) with respect to the related Mortgage Loans, a Securitization Transfer pursuant to Section 10.13; or (v) as soon as practicable, but no longer than thirty (30) days, after the expiration or earlier termination of that certain Asset Management Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Asset Management Corporation.  The termination of this Agreement pursuant to this Article IX shall not release either party from liability for its own misrepresentation or for any breach by it of any covenant, agreement, representation or warranty herein arising prior to such termination.

Section 9.03.         Termination Without Cause.  The Owner may terminate, at its sole option, any rights the Servicer may have hereunder, without cause, as provided in this Section 9.03 with respect to one or more Mortgage Loans (provided however, that Owner shall not adversely select such Mortgage Loans) upon sixty (60) days prior written notice.  Any such notice of termination shall be in writing and delivered to the Servicer by registered mail as provided in Section 10.04.  In the event that the Servicer is terminated pursuant to this Section 9.03, the Owner shall pay the Servicer an amount equal to (1) the applicable Deboarding Fees, (2) the costs and expenses of Servicer to transfer the servicing with respect to the related Mortgage Loans to a successor servicer and (3) all outstanding Servicing Advances and other Servicer expenditures for which Servicer is entitled to reimbursement hereunder, Servicing Fees and other servicing compensation as set forth herein.

The Servicer may terminate, at its sole option, its obligations under this Agreement upon sixty (60) days prior written notice.   Any such notice of termination shall be in writing and delivered to the Owner by registered mail as provided in Section 10.04.  If the event the Servicer terminates this Agreement pursuant to this Section 9.03, the Owner shall pay the Servicer the amounts set forth in clauses (2) and (3) in the preceding paragraph, provided, however, that the Owner shall not be required to pay any Deboarding Fees.

Section 9.04.         Termination with Cause.  So long as an Event of Default shall have occurred and shall not have been remedied, the non-breaching Party, by notice in writing to the other Party, may, in addition to whatever rights such party may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the breaching Party under this Agreement; provided, however, that any termination by Servicer in respect of an Owner Event of Default shall be effective sixty (60) days after the notice of termination or such lesser time as the Owner may require to find a successor servicer.

Section 9.05.         Transfer Procedures.  In the event the Servicer is replaced or otherwise transfers servicing with respect to one or more Mortgage Loans pursuant to the terms of this Agreement, the Servicer agrees to cooperate with the Owner and with any party designated as the successor servicer or subservicer in transferring the servicing to such successor servicer.  In addition, the Servicer shall be responsible for notifying the related mortgagors of any transfer of servicing in accordance with the requirements of the RESPA and the Cranston Gonzalez National Affordable Housing Act of 1990.  On or before the Transfer Date with respect to one or more Mortgage Loans, the Servicer shall prepare, execute and deliver to the successor servicer any and all documents and other instruments, place in such successor’s possession all Mortgage Loan Documents necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents.  If such transfer of servicing relates to a termination of the Servicer pursuant to Section 7.05(c),  Section 9.03(b) or an Event of Default of the Servicer, such actions shall be undertaken at the Servicer’s sole expense, but shall otherwise be at the sole expense of the Owner, including payment of the applicable Deboarding Fees.  The Servicer shall reasonably cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder with respect to one or more Mortgage Loans.

The Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and/or other advances made by the Servicer pursuant to this Agreement with respect to any

Mortgage Loan on the related Transfer Date.  In addition, the Owner shall cause the Servicer to be reimbursed for any accrued and unpaid Servicing Fees and other servicing compensation and for any trailing expenses representing Servicing Advances or other costs or expenses incurred by the Servicer and for which invoices are received by the Owner after the Transfer Date.  The Owner shall cause the Servicer to be reimbursed for such trailing expenses within five (5) Business Days of receipt of such invoices.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01.      Successor to the Servicer.  Prior to the termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Section 7.05, 8.01 or Article IX, the Owner shall succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement or appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement.  In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree.  In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until the Owner succeeds to or a successor is appointed pursuant to this Section 10.01.

Any successor servicer appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor servicer shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer from and after such appointment, but with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Servicer or termination of this Agreement shall not affect any claims that the Owner may have against the Servicer, or any claims that the Servicer may have against the Owner, arising prior to any such termination or resignation.

The Servicer shall timely deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Servicing Files and Mortgage Notes, if any, and related documents and statements held by it hereunder and the Servicer shall account for all funds.  The Servicer shall comply with Section 9.05 and execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

If any of the Mortgage Loans are MERS Designated Mortgage Loans, in connection with the termination or resignation of the Servicer hereunder, the Servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Owner and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS System to the successor servicer or (y) in causing MERS to designate on the MERS System the successor servicer as the servicer of such Mortgage Loan.

Upon a successor’s acceptance of appointment as such, the Owner shall notify the Servicer in writing of such appointment.

On the effective date of termination, replacement or resignation of the Servicer under this Agreement, the Owner shall cause the Servicer to be paid any unpaid Servicing Fees and reimbursed any unreimbursed Servicing Advances.

Section 10.02.      Amendment.  This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 10.03.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than New York General Obligations Law § 5-1401).

Section 10.04.      Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by facsimile or email and confirmed by a similar mailed writing, if (i) in the case of the Servicer, 1661 Worthington Road Centrepark West, Suite 100, West Palm Beach, FL 33409, Attention:  Secretary, Facsimile Number:  (561) 682-8177 or such other address as may hereafter be furnished to the Owner in writing by the Servicer and (ii) in the case of the Owner, Altisource Residential, L.P., at c/o Altisource Asset Management Corporation, 402 Strand St., Frederiksted, VI  00840-3531, Attention: Corporate Secretary, Facsimile Number: (340) 692-1046, or such other address as may be furnished to the Servicer in writing by the Owner.

Section 10.05.      Severability Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement, provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is identical to the economic effect of this Agreement.

Section 10.06.      Exhibits.  The exhibits of this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 10.07.      General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           accounting terms not otherwise defined herein have the meaning assigned to them in accordance with generally accepted accounting principles;

(iii)          references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)           the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)          the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 10.08.      Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 10.09.      Provision of Information.  In addition to the reports required under Section 5.02 during the term of this Agreement, the Servicer shall furnish to the Owner such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, and appropriate with respect to the Owner or the purposes of this Agreement.  All such other reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give.  The Servicer shall notify the Owner with respect to the estimated cost of preparing any such other reports prior to their preparation.  If any such other reports or information require the Servicer to perform any additional programming functions to prepare such reports or information, the costs to prepare such reports or information shall be a Servicing Advance and the Servicer shall be reimbursed for such Servicing Advances pursuant to Section 4.05(ii).

Section 10.10.      Further Assurances.  Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

Section 10.11.      No Solicitations.  From and after the related Servicing Transfer Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer’s behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan to refinance a Mortgage Loan without the prior written consent of the Owner.  Notwithstanding the foregoing, it is understood and agreed that the following shall not constitute solicitations under this Section 10.11 (i) promotions undertaken by the Servicer or any affiliate thereof which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, Internet and television advertisements, (ii) offers to refinance a Mortgage Loan following the Servicer’s receipt of a request for verification of mortgage or payoff demand related to a Mortgagor (other than those initiated in response to a solicitation initiated by the Servicer or any of its agents or affiliates) and (iii) any solicitations made as part of a loss mitigation strategy for any defaulted Mortgage Loan.

Section 10.12.      Financial Statements; Servicing Facilities.  In connection with marketing the Mortgage Loans, the Owner may make available to a prospective purchaser consolidated financial statements of the Servicer that are generally available to the public such as those financial statements of the Servicer or its affiliates, filed with the United States Securities and Exchange Commission and those financial statements of the Servicer, or its affiliates, available at http://www.ocwen.com, or at such other internet site of the Servicer or its affiliates.  The Servicer shall make available to the Owner or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer (to the extent such information is generally available to the public), and to permit any prospective purchaser, upon reasonable written notice to the Servicer and at a reasonable time during normal hours of operation for the Servicer, to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans and REO Properties in accordance with the provisions of this Agreement.

Section 10.13.      Reconstitution.

(a)           The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers, and/or one or more Securitization Transactions. With respect to each Whole Loan Transfer or Securitization Transaction, as the case may be, entered into by the Owner, the Servicer agrees:

(i)            to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Owner shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers;

(ii)           to execute all Reconstitution Agreements provided that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein, including the Servicer’s obligations, compensation and rights to finance any principal and interest advances, servicing advances and purchased mortgage servicing rights with a third party creditor, if applicable;

(iii)          to deliver to the Owner for inclusion in any prospectus or other offering material such publicly available information regarding the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information reasonably requested by the Owner (collectively, the “Servicer Information”), and to indemnify the Owner and its affiliates for material misstatements or omissions contained in such information, provided that the Owner shall provide indemnification to the Servicer for material misstatements and omissions contained in such offering material other than the Servicer Information;

(iv)          to cooperate with the Owner and any prospective purchaser with respect to the preparation, endorsement, assignment, or delivery, as the case may be, of any of the Mortgage Loan Documents and other related documents, with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;

(v)           to negotiate and execute one or more subservicing agreements between the Servicer and the Owner and/or any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market, designated by the Owner in its sole discretion and/or one or more custodial and servicing agreements among the Owner, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Owner in its sole discretion, in either case for the purpose of pooling the Mortgage Loans with other mortgage loans for resale or securitization;

(vi)          in connection with any securitization of any Mortgage Loans, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at the Owner’s direction, contain contractual provisions including, but not limited to, a customary certificate payment delay, servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans and property similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by the Owner and one or more Rating Agencies. If the Owner deems it advisable at any time to pool the Mortgage Loans with other mortgage loans for the purpose of resale or securitization, the Servicer agrees to execute one or more servicing agreements between itself and a master servicer designated by the Owner at the Owner’s sole discretion, and/or one or more servicing agreements among the Servicer, the Owner and a trustee designated by the Owner at the Owner’s sole discretion, such agreements in each case incorporating terms and provisions substantially identical to those described in this paragraph; and

(vii)         to negotiate and execute a credit risk management agreement with a credit risk manager designated by the Owner at the Owner’s sole discretion.

Notwithstanding anything to the contrary contained in this Section 10.13 or elsewhere in this Agreement, the Servicer shall have no obligation to enter into any agreement obligating the Servicer to service the Mortgage Loans unless such agreement is acceptable to the Servicer in all respects (including, without limitation, matters relating to the obligations imposed on the Servicer thereunder, the compensation to which the Servicer is entitled thereunder and the Servicer’s ability to both make and reimburse itself for servicing advances and principal and interest advances from funds held for future distribution in the related collection account) in the Servicer’s sole and absolute discretion.

In the event that the Servicer is not the master servicer, servicer or sub-servicer with respect to a Reconstitution, any and all reasonable out-of-pocket costs, fees and expenses incurred by the Servicer in connection with the foregoing shall be reimbursed by the Owner after receipt of an invoice therefor and the Owner shall be liable to the Servicer for any applicable Deboarding Fee.  All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Securitization Transaction shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

(b)           Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the master servicer, servicer or sub-servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution (i) the Servicer shall be entitled to servicing compensation at least as favorable as the servicing compensation customarily received by the Servicer in comparable transactions and (ii) the Servicer shall be able to reasonably negotiate any servicing performance triggers required in connection with such Reconstitution.  In the event any terms of the proposed Reconstitution shall materially and adversely affect the economic terms bargained for by the Servicer, then the Owner and the Servicer shall renegotiate in good faith the terms under which the Servicer services the Mortgage Loans to take into account the effects of the Reconstitution and, if in the Servicer’s reasonable judgment a satisfactory adjustment of such terms is not made, the Servicer may resign from the duties imposed by this Agreement with respect to the related Mortgage Loans and shall be paid the Deboarding Fee with respect to such Mortgage Loans subject to the provisions set forth herein. In addition, in the event that any Mortgage Loans are sold in a servicing-released Whole Loan Transfer, the Owner shall pay the Deboarding Fee to the Servicer in connection with such Mortgage Loans subject to the provisions set forth herein.

Section 10.14.      Jurisdiction; Waiver of Jury Trial.  Each of the Owner and the Servicer hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the Federal Courts of the United States of America for the Southern District of New York and any appellate court thereof in any action or proceeding arising out of or relating to this Agreement, and each of the Owner and the Servicer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court.  Each of the Owner and the Servicer hereby irrevocably consents to the fullest extent permitted under applicable law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in this Agreement.  Each of the Owner and the Servicer hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE OWNER AND THE SERVICER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.15.      Assignment by the Owner.  Subject to Section 2.03, the Owner shall have the right, without the consent of the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans and/or REO Properties, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights, and shall assume all of obligations hereunder, of the Owner with respect to such Mortgage Loans and the REO Properties, including, without limitation the obligation to reimburse the Servicer for any Servicing Advances, with respect to the period following the date of assignment.  All references to the Owner in this Agreement shall be deemed to include its assignee or designee.

Section 10.16.      Limitation on Assignment by the Servicer.  The Owner has entered into this Agreement with the Servicer and, if applicable, subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof.  Therefore, the Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof without the prior written consent of the Owner, except:  (a) as otherwise provided for in this Agreement, (b) in the case where such assignment, delegation, sale or disposition is to the corporate parent of the Servicer or to an affiliate of the Servicer or (c) the Servicer, without the consent of the Owner, may retain third party contractors to perform certain servicing and loan administration functions, including without limitation, hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions; provided that the retention of such contractors by the Servicer shall not limit the obligation of the Servicer to service the Mortgage Loans pursuant to the terms and conditions of this Agreement.

Section 10.17.      Compliance with REMIC Provisions.  If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Properties are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860G(d) of the Code) unless the Servicer has received an opinion of counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 10.18.      Third Party Beneficiary.  For purposes of Section 6.06, any Certifying Party shall be considered a third party beneficiary to Section 6.06 of this Agreement with respect to the related Mortgage Loans, entitled to all the rights and benefits accruing to any Certifying Party as if it were a direct party to this Agreement under such Sections.

Section 10.19.      Confidentiality.

(a)           In connection with this Agreement, the Servicer on one hand and the Owner on the other, intend to disclose to each other and their respective officers, agents, advisors, directors, representatives and employees (“Representatives”) certain information regarding the operation, businesses, properties, finances, contractual relationships, policies, procedures and practices of the Servicer and its affiliates on one hand and Owner on the other. The terms of this Agreement and any and all such information disclosed by the Servicer and/or its agents or advisors to the Owner or its Representatives on one hand and by the Owner and/or its agents or advisors to the Servicer or its respective Representatives, whether before or after the date of this Agreement and whether oral or written in whatever form provided, is hereinafter referred to as “Confidential Information.” Such Confidential Information shall remain the sole property of the Servicer on one hand and the Owner on the other, as applicable and shall be used and handled in accordance with the terms and conditions set forth in this Agreement.

(b)           Notwithstanding anything to the contrary herein, the term Confidential Information shall not include any such information that is or becomes available on a non-confidential basis from a source other than the Servicer on one hand or the Owner on the other or is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Owner or its Representatives on one hand or the Servicer or its Representatives on the other.

(c)           Without the Servicer’s prior written consent, the Owner shall not, or permit any of its Representatives to, disclose to any person or entity the fact that the Servicer has made any Confidential Information available to the Owner, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.

(d)           Without the Owner’s prior written consent, the Servicer shall not, or permit any of its Representatives to, disclose to any person or entity the fact that the Owner has made any Confidential Information available to the Servicer, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.

(e)           The Owner may disclose any part or portion of the Confidential Information that the Owner is required to disclose pursuant to applicable law, rule, regulation, subpoena, or similar court process; provided that the Owner shall (i) notify, to the extent permitted under law, the Servicer in writing prior to any such disclosure so as to provide the Servicer with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with the Servicer as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such law, rule, regulation, subpoena, or other similar process.  The Owner and its Representatives shall reasonably cooperate with any of the Servicer’s efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(f)            The Servicer may disclose any part or portion of the Confidential Information that the Servicer is required to disclose pursuant to applicable law, rule, regulation, subpoena, or similar court process; provided that the Servicer shall (i) notify, to the extent permitted under law, the Owner in writing prior to any such disclosure so as to provide the Owner with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with the Owner as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such law, rule, regulation, subpoena, or other similar process.  The Servicer and its Representatives shall reasonably cooperate with any of the Owner’s efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(g)           The Owner on one hand and the Servicer on the other, acknowledge that money damages may not be a sufficient remedy for any breach of this Section 10.19 by the other party or their Representatives.  Accordingly, in the event of any such breach of this Section 10.19, in addition to any other remedies at law or in equity that the Servicer may have on one hand and the Owner may have on the other, the other party shall be entitled to seek equitable relief, including injunctive relief or specific performance or both.

(h)           Notwithstanding anything herein to the contrary, the Servicer or the Owner (or any officers, agents, advisors, directors, representatives and employees of the Servicer or the Owner) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to it relating to such tax treatment and tax structure.

(i)            Each party’s obligations under this Section 10.19 shall terminate not later than six (6) months after the termination of this Agreement.

Section 10.20.      Counterparts.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  Delivery of an executed signature page by facsimile shall constitute delivery of an original signature for the purposes of this Agreement.

ARTICLE XI

COMPLIANCE WITH REGULATION AB

Section 11.01.      Intent of the Parties; Reasonableness.  The Owner and the Servicer acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Securities and Exchange Commission (the “Commission”). Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act of 1933, as amended (the “Securities Act”), the Servicer acknowledges that investors in privately offered securities may require that the Servicer or any Depositor provide comparable disclosure in unregistered offerings.  References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Owner nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in each case, the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act) and the Sarbanes-Oxley Act. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Owner, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of established and evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall reasonably cooperate with the Owner and any Master Servicer to deliver to the Owner (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner, the Master Servicer or any Depositor to permit the Owner, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

The Owner (including any of its assignees or designees) shall cooperate with the Servicer by providing timely written notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner’s reasonable judgment, to comply with Regulation AB.

The Owner and the Servicer also acknowledge and agree Section 11.02(a)(i)-(v), Section 11.03(d) and (e), Section 11.04, Section 11.05 and Section 11.06 of this Reg AB Addendum shall only be applicable with respect to any Mortgage Loan if the Servicer (or Subservicer, if any) services such Mortgage Loan for a period following the closing date of a related Securitization Transaction.  The Owner and the Servicer also acknowledge and agree that this Article XI is intended to supplement the terms of the Agreement and, to the extent inconsistent, the rights and obligations under the Agreement shall continue to apply with respect to any Reconstitution (as defined herein) that is not covered by the definition of “Securitization Transfer” herein.

Any notice or request that must be “in writing” or “written” may be made by electronic mail.

Section 11.02.                   Additional Representations and Warranties of the Servicer.

(a)                                 The Servicer shall be deemed to represent to the Owner, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 11.03 that, except as disclosed in writing to the Owner, such Master Servicer or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred during the three-year period immediately preceding the related Securitization Transaction as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential loan securitization, either due to a servicing default or to application of a servicing performance test or trigger during the three-year period immediately preceding the related Securitization Transaction; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that are reasonably expected to have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no legal or governmental proceedings pending (or known to be contemplated) against the Servicer or any Subservicer that would be material to securityholders; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)                                 If so requested in writing by the Owner, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 11.03, the Servicer shall use its reasonable best efforts to, within ten (10) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section 11.02 or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 11.03.                   Information to Be Provided by the Servicer.  In connection with any Securitization Transaction, the Servicer shall use its reasonable best efforts to (i) within five (5) Business Days, but in no event later than ten (10) Business Days following written request by the Owner or any Depositor, provide to the Owner and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, the information and materials specified in paragraphs (a), (b) and (e) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Owner and any Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such Depositor) the information specified in paragraph (c) of this Section.

(a)                                 If so requested in writing by the Owner or any Depositor, the Servicer shall provide such information regarding (i) the Servicer or (ii) each Subservicer, as applicable, as is reasonably requested for the purpose of compliance with Item 1103(a)(1).

(b)                                 If so requested in writing by the Owner or any Depositor with respect to any Securitization Transaction for which 20% or more of the pool assets (measured by cut-off date principal balance) are serviced by the Servicer and any Subservicer, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is reasonably requested for the purpose of compliance with Item 1108, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

(A)                               the Servicer’s form of organization;

(B)                               a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)                                 whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)                                 the extent of outsourcing the Servicer utilizes;

(3)                                 whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)                                 whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)                                 such other information as the Owner or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)                               a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)                               information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)                                information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)                                 a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)                               a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H)                              information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience;

(I)                                   a description of any legal or governmental proceedings pending (or known to be contemplated) against the Servicer that would be material to securityholders; and

(J)                                   a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Owner or any Depositor in writing in advance of such Securitization Transaction:

(1)                                 the sponsor;

(2)                                 the depositor;

(3)                                 the issuing entity;

(4)                                 any servicer;

(5)                                 any trustee;

(6)                                 any originator;

(7)                                 any significant obligor;

(8)                                 any enhancement or support provider; and

(9)                                 any other material transaction party.

(c)                                  For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings involving the Servicer or any Subservicer that would be material to securityholders and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any Subservicer and any of the parties specified in clause (J) of paragraph (b) of this Section 11.03 (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement, and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

(d)                                 As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested in writing by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(e)                                  In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the

Servicer or such Subservicer, as applicable, shall, to the extent such Servicer or Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i)                                     any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii)                                  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii)                               information regarding any material pool asset changes (such as, additions, substitutions or repurchases)  (Item 1121(a)(14) of Regulation AB).

(f)                                   The Servicer shall provide to the Owner, any Master Servicer and any Depositor, such additional information as such party may reasonably request, including evidence of the authorization of the person signing any certification or statement, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer’s or such Subservicer’s performance hereunder.

Section 11.04.                   Servicer Compliance Statement.  On or before March 15th of each calendar year, commencing in 2013, the Servicer shall deliver to the Owner, any Master Servicer and any Depositor a statement of compliance addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 11.05.                   Report on Assessment of Compliance and Attestation.

(a)                                 On or before March 15th of each calendar year, commencing in 2013, the Servicer shall:

(i)                                     deliver to the Owner, any Master Servicer and any Depositor a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the “Applicable Servicing Criteria” specified on Exhibit L hereto;

(ii)                                  deliver to the Owner, any Master Servicer and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)                               cause each Subservicer, to deliver to the Owner, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section 11.05 and, to the extent required of such Subservicer or such Subcontractor under Item 1123 of Regulation AB, an annual compliance certificate as and when required under Section 11.04; and

(iv)                              if requested by the Owner, any Master Servicer or any Depositor not later than March 15th of the calendar year in which such certification is to be delivered, deliver to the Owner, any Master Servicer, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Servicer, in the form attached hereto as Exhibit I.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

None of the Owner, any Master Servicer nor any Depositor will request delivery of a certification under clause (a)(iv) above unless a Depositor or Master Servicer is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

(b)                                 Each assessment of compliance provided by a Subservicer pursuant to Section 11.05(a)(iii) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit K hereto.  An assessment of compliance provided by a Subcontractor pursuant to Section 11.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 11.06.

Section 11.06.                   Use of Subservicers and Subcontractors.  The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section 11.06. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any such Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section 11.06.

(a)                                 It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subservicer.  The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section 11.06 and with Sections 11.02, 11.03(d), 11.04, 11.05 and 11.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 11.03(d), (e) and (f) of this Agreement.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 11.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 11.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 11.05 as and when required to be delivered.

(b)                                 It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subcontractor.  The Servicer shall promptly upon written request provide to the Owner, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance reasonably satisfactory to the Owner, such Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor that is “participating in the servicing function” within the meaning of Item 1122 of Regulation AB and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 11.05 and 11.07 of this Agreement to the same extent as if such Subcontractor were the Servicer.  The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 11.05, in each case as and when required to be delivered.

Section 11.07.                   Indemnification; Remedies.

(a)                                 The Servicer shall indemnify the Owner and each of the following parties participating in a Securitization Transaction: each Sponsor; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors and officers of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)                                     (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided in written or electronic form under this Article XI by or on behalf of the Servicer, or provided under this Article XI by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii)                                  any breach by the Servicer of its obligations under this Article XII, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article XI, including any failure by the Servicer to identify pursuant to Section 11.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)                               any breach by the Servicer of a representation or warranty set forth in Section 11.02(a) or in a writing furnished pursuant to Section 11.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 11.02(b) to the extent made as of a date subsequent to such closing date; or

(iv)                              the negligence, bad faith or willful misconduct of the Servicer in connection with its performance under this Article XI.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section 11.07, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)                                 (i)                                     Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article XI, or any breach by the Servicer of a representation or warranty set forth in Section 11.02(a) or in a writing furnished pursuant to Section 11.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 11.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer of such Securitization Transaction; provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii)                                  Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 11.04 or 11.05, including (except as provided below) any failure by the Servicer to identify pursuant to Section 11.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Servicer under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

None of the Owner, any Master Servicer or any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (b)(ii) if a failure of the Servicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

Notwithstanding the provisions set forth in this Agreement, the Servicer shall not be obligated to provide any indemnification or reimbursement hereunder to any of the parties described in Section 11.07(a) or any other party for any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain where are indirect, consequential, punitive or special in nature.

(iii)                               The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer.

Section 11.08.                   Third Party Beneficiary.  For purposes of this Article XI and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREFORE, this Agreement has been executed as of the day and year first above written.

ALTISOURCE RESIDENTIAL, L.P.

By:	Altisource Residential GP, LLC, its general partner
By:	Altisource Residential Corporation, its sole member

By:	/s/ Ashish Pandey

Name:	Ashish Pandey

Title:	Chief Executive Officer

OCWEN MORTGAGE SERVICING, INC.

By:	/s/ Kenneth Najour

Name:	Kenneth Najour

Title:	Treasurer and Secretary

[Signature Page to Ocwen Servicing Agreement]

EXHIBIT A

MORTGAGE LOAN SCHEDULE

The Mortgage Loan Schedule shall include the following fields to the extent applicable and available:

(1)                                 the Mortgage Loan identifying number;

(2)                                 the Mortgagor’s first and last name;

(3)                                 the street address of the Mortgaged Property including the state and zip code;

(4)                                 a code indicating whether the Mortgaged Property is owner-occupied;

(5)                                 the type of residential dwelling constituting the Mortgaged Property;

(6)                                 the original months to maturity;

(7)                                 the original date of the Mortgage Loan and the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(8)                                 as to any Mortgage Loan the Loan-to-Value Ratio at origination;

(9)                                 the Mortgage Interest Rate in effect immediately following the Cut-off Date;

(10)                          the date on which the first Monthly Payment was due on the Mortgage Loan;

(11)                          the stated maturity date;

(12)                          the amount of the Monthly Payment at origination;

(13)                          the amount of the Monthly Payment as of the Cut-off Date;

(14)                          the original principal amount of the Mortgage Loan;

(15)                          the stated principal balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(16)                          with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date;

(17)                          with respect to each adjustable rate Mortgage Loan, the Gross Margin;

(18)                          a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

(19)                          with respect to each Adjustable Rate Mortgage Loan, the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

A-1

(20)                          with respect to each Adjustable Rate Mortgage Loan, the minimum Mortgage Interest Rate under the terms of the Mortgage Note;

(21)                          the Mortgage Interest Rate at origination;

(22)                          with respect to each Adjustable Rate Mortgage Loan, the periodic rate cap;

(23)                          with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date;

(24)                          with respect to each Adjustable Rate Mortgage Loan, the index;

(25)                          the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the due date currently in effect, such due date;

(26)                          a code indicating whether the Mortgage Loan is an Adjustable Rate Mortgage Loan or a Fixed Rate Mortgage Loan;

(27)                          a code indicating the documentation style (i.e., full, alternative or reduced);

(28)                          a code indicating if the Mortgage Loan is subject to a primary insurance policy;

(29)                          the appraised value of the Mortgaged Property;

(30)                          the sale price of the Mortgaged Property, if applicable;

(31)                          a code indicating whether the Mortgage Loan is subject to a Prepayment Charge;

(32)                          the term of any Prepayment Charge;

(33)                          the amount of any Prepayment Charge;

(34)                          the product type (e.g., 2/28, 15 year fixed, 30 year fixed, etc.);

(35)                          the Mortgagor’s debt to income ratio;

(36)                          a code indicating that the Mortgaged Property is subject to a first lien; and

(37)                          the MERS identification number, if applicable.

A-2

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

(Date)

To:

(the “Depository”)

As the “Servicer” under the Servicing Agreement, dated as of [                            ]    , 200[  ], by and between [NAME OF OWNER] and Ocwen Mortgage Servicing, Inc. (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “Ocwen Mortgage Servicing, Inc., Custodial Account in trust for [                                                          ] - Residential Mortgage Loans.”  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

OCWEN MORTGAGE SERVICING, INC.

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number                                       , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

[Name of Depository]

By:
Name:
Title:

B-1

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:

(the “Depository”)

As the “Servicer” under the Servicing Agreement, dated as of [                            ]    , 200[  ], by and between [NAME OF OWNER] and Ocwen Mortgage Servicing, Inc. (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “Ocwen Mortgage Servicing, Inc., Escrow Account in trust for [                                                        ] - Residential Mortgage Loans and various Mortgagors.”  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

OCWEN MORTGAGE SERVICING, INC.

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number                                       , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

[Name of Depository]

By:
Name:
Title:

C-1

EXHIBIT D

CONTENTS OF EACH MORTGAGE SERVICING FILE

With respect to each Mortgage Loan, the Mortgage Servicing File shall include each of the following items, to the extent such items were delivered to the Servicer, which shall be available for inspection by the Owner or such other party designated by the Owner:

1.                                      Copies of the Mortgage Loan Documents.

2.                                      Residential loan application.

3.                                      Mortgage Loan closing statement.

4.                                      Verification of employment and income.

5.                                      Verification of acceptable evidence of source and amount of down payment.

6.                                      Credit report on Mortgagor.

7.                                      Residential appraisal report.

8.                                      Photograph of the Mortgaged Property.

9.                                      Survey of the Mortgaged Property.

10.                               Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

11.                               All required disclosure statements and statement of Mortgagor confirming receipt thereof.

12.                               If available, termite report, structural engineer’s report, water potability and septic certification.

13.                               Sales contract.

14.                               Hazard insurance policy.

15.                               Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

16.                               Amortization schedule, if available.

17.                               Payment history for Mortgage Loans.

D-1

EXHIBIT E

MONTHLY REPORT AND DELINQUENCY REPORT

[TO BE DELIVERED AS SEPARATE EXCEL FILE]

E-1

EXHIBIT F

FORM OF POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY

[NAME OF OWNER], a national banking association, having its principal place of business at [                                                                                            ], as the Owner (hereinafter called the “Owner”) hereby appoints Ocwen Mortgage Servicing, Inc. (hereinafter called “Ocwen”), as its true and lawful attorney-in-fact to act in the name, place and stead of the Owner for the purposes set forth below.

The said attorneys-in-fact, and each of them, are hereby authorized, and empowered, as follows:

1.                                      To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

2.                                      To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of the Owner in connection with insurance, foreclosure, bankruptcy and eviction actions.

3.                                      To endorse any checks or other instruments received by Ocwen and made payable to the Owner.

4.                                      To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check.  This power also authorizes Ocwen to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney’s fees.

5.                                      To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of, the Servicing Agreement, by and between Ocwen and the Owner, dated as of [                            ]    , 200[  ].

In the event of any conflict between the terms of the Servicing Agreement and the terms hereof, the provisions of the Servicing Agreement shall control, and this Limited Power of Attorney does not constitute a waiver of any provisions of the Servicing Agreement.

Dated: , 200 .	[ ]

Witness:
Name:
Title:
Name:

Name:

State of [ ])
: ss
County of )

BEFORE ME,                                               , a Notary Public in and for the jurisdiction aforesaid, on this              day of                                     , 200  , personally appeared                                                    who resides at                                                               and who is personally known to me (or sufficiently proven) to be a                                                    and the person who executed the foregoing instrument by virtue of the authority vested in him/her and he/she did acknowledge the signing of the foregoing instrument to be his/her free and voluntary act and deed as a                                                   , for the uses, purposes and consideration therein set forth.

Witness my hand and official seal this            day of                               , 200  .

NOTARY STAMP

My Commission Expires:

EXHIBIT G

LIST OF TAX SERVICE CONTRACT PROVIDERS

First American Real Estate Tax Service

LSI Tax Service

G-1

EXHIBIT H

SERVICING TRANSFER PROCEDURES

A.            Prior to each Servicing Transfer Date:

1.             The Owner or the prior servicer shall inform all hazard, flood, earthquake, private mortgage and any other insurance companies and/or their agents providing insurance with respect to any Mortgage Loan of the transfer and request a change in the loss payee mortgage endorsement clause to the Servicer’s name.  With respect to each Mortgage Loan which is covered by a force placed insurance policy, the Owner or the prior servicer shall cause such policy to be canceled as of the Servicing Transfer Date and the Servicer shall cause such insurance to be provided by its force placed carrier as of such Servicing Transfer Date.  On the Servicing Transfer Date, the Owner or the prior servicer shall provide to the Servicer a list of all Mortgage Loans covered by force placed insurance that will be canceled in connection with the transfer of the servicing to the Servicer.  The Owner or the prior servicer shall deliver all force placed cancellation refunds via wire or check with applicable loan level detail within five (5) Business Days after the Servicing Transfer Date.

2.             The Owner or the prior servicer shall transfer all transferable life-of-loan real estate tax service contracts on the Mortgage Loans to the extent such contracts are in place, and shall assign and transfer all such contracts to the Servicer at no expense to the Servicer. In the event that a Mortgage Loan is not subject to a fully assignable life of loan tax service contract issued by a tax service contract provider listed on Exhibit G to the Agreement which is assignable to the Servicer or any subsequent Servicer without the payment of any cost or fee, the Servicer shall acquire a tax service contract for any such Mortgage Loan and shall be entitled to reimbursement from the Owner for the cost thereof.  The Owner also agrees to reimburse the Servicer for its actual cost in obtaining life of loan flood zone determination tracking from First American Flood Data Services with respect to Mortgage Loans transferred to the Servicing Portfolio without such tracking service.

3.             The Owner shall, no later than fifteen (15) days prior to the Servicing Transfer Date, cause the prior servicer to inform all Mortgagors of the change in servicer from the Owner (or its designee) to the Servicer by written notice in accordance with applicable law; provided, however, the content and format of such letters shall have the prior approval of the Servicer.  The Owner or the prior servicer shall promptly provide the Servicer with copies of all such notices.

4.             The Owner or the prior servicer shall pay all private mortgage insurance premiums and all hazard, flood, earthquake and other insurance premiums for insurance covering any of the Mortgage Loans, and real estate taxes for which bills have been received by the Owner or the prior servicer prior to the Servicing Transfer Date, on all Mortgage Loans with impound/escrow accounts, to the extent such premiums or taxes would be delinquent if unpaid within thirty (30) days after the Servicing Transfer Date.  The Owner or the prior servicer will send to the Servicer, and the Servicer will pay, any bills received by the Owner or the prior servicer on or after the Servicing Transfer Date, and any such bills received by the Owner or the prior servicer prior to the Servicing Transfer Date, which the Owner or the prior servicer is not required to pay pursuant to this subparagraph.

5.             The Owner or the prior servicer shall deliver to the Servicer available computer or like records of the Owner and the prior servicer which contain each item of information specified in Exhibit A to the Agreement and reflect the status of payments, balances and other pertinent information on the Mortgage Loans as of the Servicing Transfer Date (such information shall include, but not be limited to, comprehensive tax and insurance information for each Mortgage Loan, identifying payee, payee address, next payment due date, next amount payable, policy number/parcel number).  Such records shall include magnetic tapes, if available, reflecting all computer files maintained by the Owner and the prior servicer with respect to the Mortgage Loans, shall include hard copy trial balance reports and schedules if requested and, as reasonably required by the Servicer, shall be in a format and storage medium acceptable for conversion to the Servicer’s servicing computer system, and shall be delivered within one (1) Business Day prior to the Servicing Transfer Date.

6.             The Owner shall deliver a hard copy of the Servicing File for each Mortgage Loan, including copies of pertinent credit files held by the prior servicer within five (5) Business Days after the Servicing Transfer Date.  In addition, upon the Servicer’s reasonable request, the Owner or the prior servicer shall assist the Servicer in all reasonable respects in the Servicer’s efforts to obtain any additional documents or information necessary to enable the Servicer to service the Mortgage Loans properly.  If a document deficiency has not been cured in a timely manner and is preventing the proper servicing of a Mortgage Loan, upon the Owner’s request, the Servicer may cure such deficiencies and shall be reimbursed by the Owner for costs incurred in connection therewith, which reimbursement may be netted by the Servicer from its remittance to the Owner.

7.             With respect to Mortgage Loans for which the Mortgagor is in bankruptcy, the Owner or the prior servicer shall provide the Servicer with the following information to the extent available:  attorney name, address and phone number, foreclosure status, bankruptcy status and bankruptcy case number, filing date and chapter.  In addition, the Owner or the prior servicer shall notify the bankruptcy trustee with respect to each related Mortgage Loan of the change in servicer from the prior servicer to the Servicer and shall provide the Servicer with copies of such notices.

B.            After each Servicing Transfer Date:

1.             Within one (1) Business Day after the Servicing Transfer Date, the Owner or the prior servicer will deliver to the Servicer reports setting forth all Mortgage Loan escrow/impound balances as of the Servicing Transfer Date, reporting all unposted payments and unearned fees which are deemed collected as of the Servicing Transfer Date, and including a reconciliation of such escrow/impound balances.

2.             Within one (1) Business Day after the Servicing Transfer Date, the Owner or the prior servicer will deliver to the Servicer all Mortgage Loan histories in bulk or electronically from origination to the Servicing Transfer Date to the extent available.  In addition, the Owner shall cause the prior servicer to make Mortgage Loan histories available to the related Mortgagors upon request made during the twelve (12) months following the Servicing Transfer Date to the extent available.

3.             The Owner or the prior servicer shall deliver to the Servicer any correspondence received by the Owner or the prior servicer relating to the Mortgage Loans after the Servicing Transfer Date, such as tax bills, insurance bills, borrower letters and the like.  Such items shall be forwarded to the Servicer within one (1) Business Day following the day on which the correspondence is received by the Owner or the prior servicer, or as soon thereafter as is practicable.  The correspondence shall be forwarded to the Servicer via overnight courier for the first sixty (60) days subsequent to the Servicing Transfer Date and via regular mail thereafter.

4.             The Owner or the prior servicer shall deliver to the Servicer any payments on the Mortgage Loans received by the Owner or the prior servicer from the related Mortgagors for a period of sixty (60) days following the Servicing Transfer Date.  The Owner shall forward or cause the prior servicer to forward any such payment to the Servicer within one (1) Business Days after the Owner’s or the prior servicer’s receipt thereof, or as soon thereafter as is practicable.  Such payments shall be forwarded to the Servicer via overnight courier for the first thirty (30) days subsequent to the Servicing Transfer Date and via regular mail for the following thirty (30) days.  Thereafter, the Owner may return or cause the prior servicer to return to the related Mortgagors any payments on the Mortgage Loans received by the Owner or prior servicer.

5.             The Owner will reimburse the Servicer for any outstanding Servicing Advances for which there are insufficient proceeds in the Custodial Account and will reimburse the Servicer for trailing expenses incurred by a prior servicer prior to but invoiced after the Transfer Date within ten (10) Business Days of notification of such trailing expenses. The Owner shall reimburse the Servicer for trailing expenses incurred by the Servicer prior to but invoiced after the date of termination, replacement or resignation of the Servicer or the date of transfer of servicing to a successor Servicer, upon presentation of invoices or other reasonable documentation of such expenses, such reimbursement to be made within 10 Business Days of presentation of such documentation.

6.             The Owner or the prior servicer shall prepare and send Internal Revenue Service Form 1098 and 1099 forms to all Mortgagors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date.

7.             No later than one (1) Business Days after the Servicing Transfer Date, the Owner or the prior servicer shall deliver to the Servicer, copies of all cut-off or accounting reports relating to the Mortgage Loans as of the Servicing Transfer Date, including a trial balance and reports of collections, delinquencies, prepayments, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information on the Mortgage Loans.

8.             The Owner or the prior servicer shall mail year-end statements reporting interest income and interest expense statements to the Mortgagors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date.

EXHIBIT I

FORM OF ANNUAL SARBANES CERTIFICATION

Re:         The [                         ] agreement dated as of [    ], 200[    ] (the “Agreement”), among [IDENTIFY PARTIES]

I,                                                                 , the                                            of [NAME OF COMPANY] (the “Company”), certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)                                 I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB and identified as the responsibility of the Company on Exhibit B to the Regulation AB Compliance Addendum to the Agreement (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)                                 Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)                                 Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)                                 I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)                                 The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance

I-1

described in such reports have been disclosed to the [Depositor] [Master Servicer].  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:

Name:

Title:

I-2

EXHIBIT J

DATA TAPE FIELDS/CONTENTS OF MORTGAGE LOAN SCHEDULE

FIELD NAME
LOAN NUMBER
UNPAID PRIN BAL
ESCROW BALANCE
UNAPPLIED BALANCE (SUSPENSE) — If Applicable
HAZARD LOSS BALANCE — If applicable
CORPORATE ADVANCE BALANCE — If applicable
ORIGINAL LOAN AMOUNT
P&I PAYMENT
BORROWER 1 NAME
BORROWER 2 NAME
PROPERTY STREET
CITY
STATE
ZIP
PROPERTY TYPE
CURRENT RATE
ORIGINATION DATE
1ST PAYMENT DUE DATE
MATURITY DATE
NEXT PAYMENT DUE DATE
INTEREST PAID TO DATE
INTEREST CALCULATION METHOD
PMI POLICY NUMBER
APPRAISAL VALUE
APPRAISAL DATE
LIEN POSITION
NOTE TYPE
LOAN TERM MONTHS
BALLOON PAYMENTS (If applicable)
OCCUPANCY STATUS
BORROWER HOME TELEPHONE
BORROWER BUSINESS TELEPHONE
MAIL ADDRESS
MAIL CITY
MAIL STATE
MAIL ZIP
BWR 1 SOCIAL SEC
BWR 2 SOCIAL SEC

J-1

PREPAY PENALTY Y/N
LATE CHARGE DAYS
LATE CHARGE RATE
ESCROW (T&I) PAYMENT
FICO SCORE
1ST ADJUSTMENT PERIOD CAPS MAX
1ST ADJUSTMENT PERIOD CAPS MIN
REG CAPS MAX
REG CAPS MIN
1ST ADJUSTMENT PERIOD IN MONTHS
REG ADJ PERIOD IN MONTHS
ROUNDING BASIS
MARGIN
CEILING
FLOOR
NEXT CHG DATE
ROUNDING CODE
INDEX TYPE
LOOKBACK PERIOD IN DAYS
FLOOD Y/N
FLOOD_ZONE_NBR
MERS I.D.#

J-2

EXHIBIT K

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Servicer shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing
Reference	Criteria	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection and Administration
1122(d)(2)(i)

Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

X

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)

Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage	X

loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

L-1

WHOLE LOAN SERVICING

FEE LETTER

Structure:

Ocwen Financial Corporation or its affiliate(s) (collectively, “Ocwen”) would provide whole loan servicing on behalf of the Owner on a portfolio of 1st and 2nd lien residential mortgages (“Loans”) in accordance with the terms outlined below. Ocwen is prepared to accept loans in 1) bulk transfers or 2) on a loan by loan basis with Ocwen being named as the Servicer at the closing of the loan.

Servicing Type:	The Loans in the Portfolio would be serviced on an actual/actual basis. Ocwen would net servicing fees, ancillary income and servicing advances monthly from collections.

Reporting and Remittance:	Ocwen would remit and report on the 10th business day of each month on collections from the prior month.

Transfer Expenses:

Ocwen would accept transfer of the Loans as soon as reasonably possible.  Each Party would be responsible for its own transfer expenses.  The Owner or prior servicer would be responsible for having the RESPA servicing transfer notices sent to borrowers, shipping the Loan files and providing data to Ocwen in a format reasonably requested by Ocwen.  Ocwen would be responsible for boarding the Loans onto its system including any data conversion expenses.

Servicing Standard:

The Portfolio would be serviced with the same level of care, skill, prudence and diligence that Ocwen employs in servicing like Loans in its existing servicing portfolio.  The Loans in the Portfolio would be combined with other Loans on the same servicing platform and, after transfer to Ocwen’s platform, would be serviced by the same personnel operating under the same policies and procedures.

Web Portal:

Ocwen offers an internet based Web Portal that enables our customers to track the long-term performance of their assets, even if they are sold to the secondary market, commingled with the assets of other originators and subsequently securitized.  The system also features state of the art, loan level, canned reporting and the ability to build customized reports.  A demonstration of this system is readily available.

Base Servicing Fees:

Ocwen would be willing to perform whole loan servicing under the following fee structures.

A) A * due at the closing of this Agreement.

B) A * management fee payable to Ocwen *.

C)  Boarding & De-boarding fees:

*      Boarding Fee.

*      De-boarding Fee (not charged if servicing is transferred to another Ocwen Customer).

D)  Whole loan fees for actual to actual servicing:

*      Current Loans (less than sixty (60) days delinquent).

*      Loans on a forbearance or bankruptcy plan.

*      Loans which are sixty (60) or more days delinquent.

*      REO Property.

E) Ocwen would retain *.  Such * would include, without limitation, *.

F) Ocwen would not be entitled to pre-payment penalties.

* Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Incentive Fee Structure:

In addition to the Base Servicing Fees, the following additional Incentive Fees will be payable:

A) Liquidation Fee: With respect to * as of the servicing transfer date, a Liquidation Fee equal to * with respect to such Loan will be payable to Ocwen.

B) Reperformance Fee: With respect to each *, the * fee payable to Ocwen in the month following such period in which such Mortgage Loan becomes a Reperforming Mortgage Loan (any Nonperforming Loan that has made * payments or * payments), which fee shall equal * as of the related Determination Date.

Receivable Collection:

If the Owner directs Ocwen to charge-off any Mortgage Loan or Ocwen, with the Owner’s consent, charges off any Mortgage Loan, Ocwen, at the Owner’s option, shall perform collection services, for a contingency fee, with respect to such Charged-Off Mortgage Loan in accordance with a Receivable Collection Agreement to be entered into with the Owner.

Reconstitution:

In the event of a subsequent securitization, Ocwen agrees to execute all applicable Reconstitution Agreements (i.e., Subservicing Agreement, Servicing Rights Purchase Agreement and/or Pooling and Servicing Agreement), provided that Ocwen is given an opportunity to review and reasonably negotiate in good faith the terms of such documents, including Ocwen’s obligations, compensation and rights to finance any servicing advances and purchased mortgage servicing rights with a third party creditor, if applicable.

Representations and Warranties:

Ocwen would make customary servicer representations and warranties but would not be subject to any obligations of the prior servicer or any obligations, representations or warranties customarily made by the Originator or owner of the Loans.  Ocwen would not assume any repurchase obligations of the Owner or prior servicer.

Ocwen will not assume responsibility for and will be indemnified against any actions (or lack of action) of the Owner and prior servicers, if applicable.

Predatory Loans:	Ocwen reserves the right, in its sole discretion, to refuse to service Loans it deems to be predatory.

Confidential:

Information in this term sheet is strictly confidential and should not be shared with any third parties without Ocwen’s prior consent.  Failure to protect the confidentiality of these terms could cause substantial harm to Ocwen.

* Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.